UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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International Flavors & Fragrances Inc.

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International Flavors & Fragrances Inc. 521 West 57th Street New York, NY 10019

NOTICE OF 2014 ANNUAL MEETING OF SHAREHOLDERS

March 25, 2014

Dear Shareholder:

It is my pleasure to invite you to attend International Flavors & Fragrances Inc.’s 2014 Annual Meeting of Shareholders (the “2014 Annual Meeting”). The meeting will be held on Tuesday, May 13, 2014, at 10:00 a.m. Eastern Daylight Time, at our corporate office, located at 533 West 57th Street, 9th Floor, New York, NY 10019. At the meeting, you will be asked to:

1.	Elect twelve members of the Board of Directors for a one-year term expiring at the 2015 Annual Meeting of Shareholders.

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2014 fiscal year.

3.	Approve, on an advisory basis, the compensation of our named executive officers in 2013.

4.	Transact such other business as may properly come before the 2014 Annual Meeting and any adjournment or postponement of the 2014 Annual Meeting.

Only shareholders of record as of the close of business on March 17, 2014 may vote at the 2014 Annual Meeting. A live audio webcast of our Annual Meeting will be available at our website, www.iff.com, starting at 10:00 a.m. and a replay will be available on our website.

It is important that your shares be represented at the 2014 Annual Meeting, regardless of the number of shares you may hold. Whether or not you plan to attend, please vote using the Internet, by telephone or by mail, in each case by following the instructions in our proxy statement. Doing so will not prevent you from voting your shares in person if you are present.

I look forward to seeing you on May 13, 2014.

Sincerely,

Douglas D. Tough
Chairman and Chief Executive Officer

We mailed a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2013 Annual Report on or about March 26, 2014.

Our proxy statement and our 2013 Annual Report are available online at www.proxyvote.com.

Except as stated otherwise, information on our website is not part of this proxy statement.

PROXY SUMMARY

This proxy summary highlights information contained elsewhere in this proxy statement and does not contain all information that you should review and consider. Please read the entire proxy statement with care before voting.

ANNUAL MEETING

Date and Time:	Tuesday, May 13, 2014 at 10:00 a.m. (Eastern Daylight Time)
Place:	533 West 57th Street, 9th Floor, New York, NY 10019
Record Date:	March 17, 2014
Voting:	Each share of the Company common stock outstanding at the close of business on March 17, 2014 has one vote on each matter that is properly submitted for a vote at the Annual Meeting.

VOTING MATTERS AND BOARD RECOMMENDATION

Matter	Board Recommendation	Page Reference (for more details)
Election of Directors	FOR each Director Nominee	4
Ratification of Independent Registered Public Accounting Firm	FOR	24
Advisory Vote on Executive Compensation	FOR	48

2013 FINANCIAL HIGHLIGHTS

In 2013, we achieved our long-term growth targets and continued to execute key elements of our long-term growth strategy by

•

Leveraging our geographic footprint. Over 49% of our sales derived from the emerging markets in 2013. We invested in emerging markets, opening our new flavors manufacturing facility in China, announcing an expansion in Indonesia and continuing our expansion in Turkey.

•

Strengthening our innovation platform. We invested in research and development and leveraged our knowledge of consumer trends to direct research to meet current and expected future needs of our customers.

•

Maximizing our portfolio. We continued to use the principle of economic profit to evaluate and prioritize investments, and track the profitability of our business. The application of these principles allows us to leverage our portfolio and leads to enhanced margins and improved operating profit.

2013 was a solid year for the Company in financial and operational performance, delivering strong results for our shareholders.

(dollars in millions except earnings per share amounts)	2011	2012	2013
Net Sales	$2,788	$2,821	$2,953
Net Income - as Reported	$267	$254	$354
Net Income - As Adjusted*	$306	$328	$368
Diluted Net Earnings Per Share - as Reported	$3.26	$3.09	$4.29
Diluted Net Earnings Per Share - as Adjusted*	$3.74	$3.98	$4.46
Net Cash Provided by Operations	$189	$324	$408
Return on Average Invested Capital - as Adjusted*	16.4%	16.5%	18.3%

*   See reconciliation of GAAP to Non-GAAP financial measures in Exhibit A to this proxy statement.

For more information relating to the Company’s financial performance, please review our 2013 Annual Report on Form 10-K filed with the SEC on February 25, 2014.

2013 GOVERNANCE AND EXECUTIVE COMPENSATION HIGHLIGHTS

The following facts outline certain of our corporate governance policies and executive compensation standards. For a comprehensive discussion of our corporate governance policies, see “Corporate Governance,” beginning on page 10 of this proxy statement and for executive compensation, see “Compensation Discussion and Analysis,” beginning on page 27 of this proxy statement.

•	Our Board has twelve directors, eleven of whom are independent directors.

•	Our Board is elected via a majority voting standard.

•	We have an independent Lead Director to facilitate and strengthen the Board’s independent oversight.

•

Our compensation program for executive officers is designed to align the interests of our executives with those of our shareholders by linking their compensation to the achievement of financial and operational performance metrics that build shareholder value.

•	Of our named executive officers’ average target direct compensation in 2013, 77% was “variable” and tied to our Company’s performance.

•	Our annual incentive plan (“AIP”) provides awards based on local currency sales growth, operating profit, gross margin and working capital.

•	Our long-term incentive plan (“LTIP”) aligns our executives’ interest with those of our shareholders by paying 50% of the earned award in shares of our common stock.

•	In early 2014, we expanded the scope of our clawback policies applicable to our executives.

•	We require our executives and directors to meet stock retention guidelines.

PROXY STATEMENT

I. ANNUAL MEETING INFORMATION	1

II. PROPOSAL I — ELECTION OF DIRECTORS	4

PROXY STATEMENT

Proxy Statement for 2014 Annual Meeting of Shareholders to be held on May  13, 2014

I. ANNUAL MEETING INFORMATION

Q:	What am I voting on?

A:	At the 2014 Annual Meeting you will be asked to vote on the following three proposals. Our Board recommendation for each of these proposals is set forth below.

Proposal	Board Recommendation
1. To elect twelve members of the Board of Directors, each to hold office for a one-year term expiring at the 2015 Annual Meeting of Shareholders.	FOR

2. To ratify the appointment of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the 2014 fiscal year.	FOR

3. To approve, on an advisory basis, the compensation of our named executive officers in 2013, which we refer to as “Say on Pay.”	FOR

We also will consider other business that properly comes before the meeting in accordance with New York law and our By-laws.

Q:	Who can vote?

A:	Holders of our common stock at the close of business on March 17, 2014, are entitled to vote their shares at the 2014 Annual Meeting. As of March 17, 2014, there were 81,242,950 shares of common stock issued, outstanding and entitled to vote. Each share of common stock issued and outstanding is entitled to one vote.

Q:	What constitutes a quorum, and why is a quorum required?

A:	We are required to have a quorum of shareholders present to conduct business at the meeting. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares entitled to vote on the record date (40,621,476 shares) will constitute a quorum, permitting us to conduct the business of the meeting. Abstentions and broker non-votes are counted as present for purposes of determining a quorum. Shares of common stock for which we have received executed proxies will be counted for purposes of establishing a quorum at the meeting, regardless of how or whether such shares are voted on any specific proposal.

Q:	What is the difference between a “shareholder of record” and a “street name” holder?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a “shareholder of record” or a “registered shareholder” of those shares. In this case, your Notice of Internet Availability of Proxy Materials (“Notice”) has been sent to you directly by us.

If your shares are held in a stock brokerage account or by a bank, trust or other nominee or custodian (each, a “Broker”), including shares you may own as a participant in one of our 401(k) plans, you are considered the “beneficial owner” of those shares, which are held in “street name.” A Notice has been forwarded to you by or on behalf of your Broker, who is considered the shareholder of record of those shares. As the beneficial owner, you have the right to direct your Broker how to vote your shares by following its instructions for voting.

Q:	How do I vote?

A:	If you are a shareholder of record, you may vote:

•	via Internet;

•	by telephone;

•	by mail, if you received a paper copy of the proxy materials; or

•	in person at the meeting.

Detailed instructions for Internet and telephone voting are set forth on the Notice, which contains instructions on how to access our proxy statement, annual report and shareholder notice online, and the printed proxy card.

If your shares are held in one of our 401(k) plans, your proxy will serve as a voting instruction for the trustee of the 401(k) plan, who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by 11:59 pm Eastern Time on May 8, 2014. If the trustee does not receive your instructions by that date, the trustee will vote the shares you hold through the 401(k) plan in the same proportion as those shares in the 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your Broker.

Q:	How many votes are needed to elect the director nominees and approve the other proposals?

A:	Proposal	Vote Required
	1. Election of Directors	Majority of Votes Cast
	2. Ratification of Independent Registered Public Accounting Firm	Majority of Votes Cast
	3. Say on Pay	Majority of Votes Cast

Under our By-laws, in an uncontested election of directors, as we have this year, a majority of votes cast is required in order for a director to be elected, which means that a nominee must receive a greater number of votes “FOR” his or her election than votes “AGAINST” in order to be elected.

Under our By-laws, the affirmative vote of a majority of the votes cast is required to ratify the selection of PWC as our independent registered public accounting firm for the 2014 fiscal year.

Proposal 3 is an advisory vote. This means that while we ask shareholders to approve a resolution regarding Say on Pay, it is not an action that requires shareholder approval. If a majority of votes are cast “FOR” the Say on Pay proposal, we will consider the proposal to be approved.

Q:	What if I abstain from voting on a proposal?

A:	If you sign and return your proxy marked “abstain,” your shares will be counted for purposes of determining whether a quorum is present. Abstentions are not counted as votes cast, and will not affect the outcome of the vote.

Q:	What if I am a beneficial shareholder and I do not give the nominee voting instructions?

A:	If you are a beneficial shareholder and your shares are held in “street name,” the Broker is bound by the rules of the New York Stock Exchange (“NYSE”) regarding whether or not it can exercise discretionary voting power for any particular proposal if the Broker has not received voting instructions from you. Brokers have the authority to vote shares for which their customers do not provide voting instructions on certain routine matters. A broker non-vote occurs when a Broker returns a proxy but does not vote on a particular proposal because the Broker does not have discretionary authority to vote on the proposal and has not received specific voting instructions for the proposal from the beneficial owner of the shares. Broker non-votes are considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as votes cast.

The table below sets forth, for each proposal on the ballot, whether a Broker can exercise discretion and vote your shares absent your instructions and if not, the impact of such Broker non-vote on the approval of the proposal.

Proposal	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote

Election of Directors	No	None
Ratification of PWC	Yes	Not Applicable
Say on Pay	No	None

Q:	What if I sign and return my proxy without making any selections?

A:	If you sign and return your proxy without making any selections, your shares will be voted “FOR” each of the director nominees, and “FOR” each of the two other proposals. If other matters properly come before the meeting, the proxy holders will have the authority to vote on those matters for you at their discretion. If your shares are held in “street name,” see the question above on how to vote your shares.

Q:	How do I change my vote?

A:	A shareholder of record may revoke his or her proxy by giving written notice of revocation to our Corporate Secretary before the meeting, by delivering a later-dated proxy (either in writing, by telephone or over the Internet), or by voting in person at the 2014 Annual Meeting.

If your shares are held in “street name,” you may change your vote by following your nominee’s procedures for revoking or changing your proxy.

Q:	What shares are covered by my proxy card?

A:	Your proxy reflects all shares owned by you at the close of business on March 17, 2014. For participants in our 401(k) plans, shares held in your account as of that date are included in your proxy.

Q:	What does it mean if I receive more than one proxy card?

A:	If you receive more than one proxy card, it means that you hold shares in more than one account. To ensure that all your shares are voted, you should sign and return each proxy card. Alternatively, if you vote by telephone or via the Internet, you will need to vote once for each proxy card and voting instruction card you receive.

Q:	Who can attend the 2014 Annual Meeting?

A:	Only shareholders and our invited guests are permitted to attend the 2014 Annual Meeting. To gain admittance, you must bring a form of personal identification to the meeting, where your name will be verified against our shareholder list. If a nominee holds your shares and you plan to attend the meeting, you should bring a brokerage statement showing your ownership of the shares as of the record date or a letter from the nominee confirming such ownership, and a form of personal identification. If you wish to vote your shares that are held by a nominee at the meeting, you must obtain a proxy from your nominee and bring such proxy to the meeting.

Q:	If I plan to attend the 2014 Annual Meeting, should I still vote by proxy?

A:	Yes. Casting your vote in advance does not affect your right to attend the 2014 Annual Meeting. If you send in your proxy card and also attend the meeting, you do not need to vote again at the meeting unless you want to change your vote. Written ballots will be available at the 2014 Annual Meeting for shareholders of record.

II. PROPOSAL I — ELECTION OF DIRECTORS

Our Board of Directors currently has twelve members. Upon the recommendation of the Nominating and Governance Committee of our Board, our Board has nominated each of our current directors for election at the 2014 Annual Meeting for a one-year term that expires at the 2015 Annual Meeting. Each nominee has consented to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named.

Pursuant to our Corporate Governance Guidelines, a person that has previously served for twelve consecutive full annual terms on the Board cannot continue to serve as a director following the subsequent annual meeting of shareholders, unless (i) such person is a “Grandfathered Person” or one of our officers or (ii) the Board has made a determination that the nomination of such person would be in the best interests of our Company and our shareholders. “Grandfathered Persons” are eligible to serve as directors until the annual meeting of shareholders which occurs after the date that the director has turned 72. As of the date of this proxy statement, Mr. Martinez, a “Grandfathered Person,” is 74. Pursuant to the recommendation of the Nominating and Governance Committee, the Board has determined that it is in the best interests of the Company and our shareholders to re-nominate Mr. Martinez for an additional term in light of his extensive experience and substantial contributions as Lead Director of the Board.

We believe that each of our nominees possesses the experience, skills and qualities to fully perform his or her duties as a director and to contribute to our success. Each of our nominees is being nominated because he or she possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders and is able to dedicate sufficient time to fulfilling his or her obligations as a director. Our nominees as a group complement each other and each other’s respective experiences, skills and qualities.

Each nominee’s principal occupation and other pertinent information about the particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.

The Board recommends a vote FOR the election of each of the following director nominees.

NOMINEES FOR DIRECTORS

MARCELLO V. BOTTOLI, 52	Director Since: 2007 Board Committees: Compensation
An Italian national with extensive international experience, Mr. Bottoli has been an operating partner of Advent International, a global private equity firm, since 2010, and served as Interim Chief Executive Officer of Pandora A/S, a designer, manufacturer and marketer of hand-finished and modern jewelry, from August 2011 until March 2012. Mr. Bottoli served as President and Chief Executive Officer of Samsonite Inc., a luggage manufacturer and distributor, from March 2004 through January 2009, and President and Chief Executive Officer of Louis Vuitton Malletier, a manufacturer and retailer of luxury handbags and accessories, from 2001 through 2002. Previously, Mr. Bottoli played a number of roles with Benckiser N.V., and then Reckitt Benckiser plc, a home, health and personal care products company, following the merger of Benckiser with Reckitt & Colman Ltd. His experience as a chief executive and emphasis on consumer products, strategic insights and marketing has enabled Mr. Bottoli to provide many insights and contributions to our Board. Mr. Bottoli is Chairman of Pharmafortune S.A., a pharmaceuticals and biotechnology manufacturer, serves on the board of Blushington LLC, a makeup and beauty services retailer, and is a member of the advisory board of Aldo Group, a Canadian footwear retailer. Mr. Bottoli is also currently Chairman of Pandora A/S, but has announced his intention to step down from this role when a successor is identified and appointed. Mr. Bottoli served on the board of True Religion Apparel, Inc., a California-based fashion jeans, sportswear and accessory manufacturer and retailer, from 2009 to 2013. Mr. Bottoli has served on our Board since 2007.
DR. LINDA BUCK, 67	Director Since: 2007 Board Committees: Nominating and Governance
Dr. Linda Buck has been a Howard Hughes Medical Institute Investigator since 1994, a Member of the Fred Hutchinson Cancer Research Center, a biomedical research institute, since 2002, and Affiliate Professor of Physiology and Biophysics at the University of Washington since 2003. Dr. Buck’s research has provided key insights into the mechanisms underlying the sense of smell. This experience is useful to our research and development efforts in both flavors and fragrances, as is Dr. Buck’s technical background in evaluating a host of issues. Dr. Buck is the recipient of numerous awards, including The Nobel Prize in Physiology or Medicine in 2004. Dr. Buck served on the board of directors of DeCode Genetics Inc., a biotechnology company, from 2005 to 2009 and joined our Board in 2007.

J. MICHAEL COOK, 71	Director Since: 2000 Board Committees: Compensation (Chair)
Mr. Cook retired as Chairman and Chief Executive Officer of Deloitte & Touche, a leading global professional services firm, in 1999, and has been a leader of his profession. His experience as a Chief Executive Officer and in accounting and corporate governance is an asset to us, and he is one of the leaders of our Board. He has served as Chairman of the American Institute of Certified Public Accountants and as a member of its Auditing Standards Board. He led the Board of the Financial Accounting Foundation, the overseer of accounting standards boards, and the World Congress of Accountants. Mr. Cook is an emeritus member of the Advisory Council of the Public Company Accounting Oversight Board (“PCAOB”), is a member of the PCAOB’s Standing Advisory Group, and was a member of the Securities and Exchange Commission’s Advisory Committee on Improvements to Financial Reporting. Mr. Cook has been named one of the Outstanding Directors in America by Director’s Alert and was a member of the National Association of Corporate Directors’ Blue Ribbon Commissions on Director Professionalism and Audit Committees. He served as a director of Eli Lilly until April 2009 and is currently a director and chair of the audit committee of Comcast Corporation. Mr. Cook joined our Board in 2000.
ROGER W. FERGUSON, JR., 62	Director Since: 2010 Board Committees: Compensation
Mr. Ferguson has been the President and Chief Executive Officer of TIAA-CREF, a major financial services company, since 2008. Mr. Ferguson was an associate and partner at McKinsey & Company from 1984 to 1997 and also was an associate with a major law firm. Mr. Ferguson has also served in various policy-making positions, including as Vice-Chairman of the Board of Governors of the U.S. Federal Reserve System from 1999 until 2006, and as Chairman of Swiss Re America Holding Corporation, a global reinsurance company, from 2006 until 2008. Mr. Ferguson currently serves on the Advisory Committee of Brevan Howard Asset Management LLP, a global alternative asset manager, and was a director of Audax Health, an end-to-end digital health company. He was also a member of the President’s Council on Jobs and Competitiveness and serves on the board of a number of charitable and non-governmental organizations, including the Committee for Economic Development, Memorial Sloan-Kettering Cancer Center and the Economic Club of New York. His background provides excellent experience for dealing with the varied financial and other issues which our Board deals with on a regular basis. Mr. Ferguson has been a member of our Board since 2010.

ANDREAS FIBIG, 52	Director Since: 2011 Board Committees: Nominating and Governance
Based in Berlin, Germany, Mr. Fibig has been President and Chairman of the Board of Management of Bayer HealthCare Pharmaceuticals, the pharmaceutical division of Bayer AG, since September 2008. Prior to this position, Mr. Fibig held a number of positions of increasing responsibility at Pfizer Inc., a research-based pharmaceutical company, including as Senior Vice President in the US Pharmaceutical Operations group from 2007 through 2008 and as President, Latin America, Africa and Middle East from 2006 through 2007. These positions, including prior work experience with pharmaceutical companies Pharmacia GmbH and Boehringer Ingelheim GmbH, have provided him with extensive experience in international business, product development and strategic planning, which are assets to our Board. Mr. Fibig is a board member of EFPIA, the European Federation of Pharmaceutical Industries and Associations, Council of the Americas and vfa, the German Association of Research-Based Pharmaceutical Companies. He chairs the Board of Trustees of the Max Planck Institute for Infection Biology. He joined our Board in 2011.
CHRISTINA GOLD, 66	Director Since: 2013 Board Committees: Compensation
From September 2006 until September 2010, Ms. Gold was Chief Executive Officer, President and a director of The Western Union Company, a leading company in global money transfer. She was President of Western Union Financial Services, Inc. and Senior Executive Vice President of First Data Corporation, former parent company of The Western Union Company and provider of electronic commerce and payment solutions, from May 2002 to September 2006. Prior to that, Ms. Gold served as Vice Chairman and Chief Executive Officer of Excel Communications, Inc., a former telecommunications and e-commerce services provider, from October 1999 to May 2002. From 1998 to 1999, Ms. Gold served as President and CEO of Beaconsfield Group, Inc., a direct selling advisory firm that she founded. Prior to founding Beaconsfield Group, Ms. Gold spent 28 years (from 1970 to 1998) with Avon Products, Inc., a leading global beauty company, in a variety of positions, including as Executive Vice President, Global Direct Selling Development, Senior Vice President and President of Avon North America, and Senior Vice President & CEO of Avon Canada. Ms. Gold brings a number of valuable characteristics to our Board, including her extensive international and domestic business experience, her familiarity with the Company’s customer base, her financial expertise and her prior experience as a chief executive officer. Ms. Gold is currently a director of ITT Corporation, a manufacturer of highly engineered components and technology solutions for industrial markets and New York Life Insurance, a private mutual life insurance company. From October 2011 to May 2013, Ms. Gold was a director of Exelis, Inc., a diversified, global aerospace, defense and information solutions company. She also sits on the board of Safe Water Network, a non-profit organization working to develop locally owned, sustainable solutions to provide safe drinking water. Ms. Gold joined our Board in 2013.

ALEXANDRA A. HERZAN, 54	Director Since: 2003 Board Committees: Compensation
As the granddaughter of our founder, Ms. Herzan has a long-term understanding of many aspects of our operations and brings a unique perspective to Board deliberations. Ms. Herzan has been the President and Treasurer of the Lily Auchincloss Foundation, Inc., a charitable foundation, since 1997, and a director of the van Ameringen Foundation, Inc., since 1992. These positions have provided executive and leadership experience, as well as an understanding of corporate governance, strategy and financial management at the Board level. As a trustee of a number of private trusts, as well as the Museum of Modern Art in New York City, she developed financial savvy translatable to our business. She also sits on the boards of Fountain House and the Masters School, both not-for-profit organizations. Ms. Herzan joined our Board in 2003.
HENRY W. HOWELL, JR., 72	Director Since: 2004 Board Committees: Audit Nominating and Governance (Chair)
Until 2000, Mr. Howell served in various positions during his 34 years with J.P. Morgan, a financial services firm, and secured extensive business development, finance and international management experience which enables Mr. Howell to provide both a public and a private sector perspective on corporate finance, corporate governance and mergers and acquisitions. This experience also serves us well in conjunction with his service on our Nominating and Governance and Audit Committees. While at J.P. Morgan, Mr. Howell had several overseas assignments including head of banking operations in Germany and Chief Executive Officer of J.P. Morgan’s Australian merchant banking affiliate, which was publicly listed. Both of these positions enhanced his ability to analyze complex international business and financial matters. He is currently Co-Chairman of the board of the Norton Art Museum and is a life trustee of the Chicago History Museum. Mr. Howell joined our Board in 2004.
KATHERINE M. HUDSON, 67	Director Since: 2008 Board Committees: Audit (Chair)

As Chairperson, President and Chief Executive Officer of Brady Corporation, a global manufacturer of identification solutions and specialty industrial products, from 1994 until 2004, Ms. Hudson oversaw a doubling of annual revenues. Her prior experience during 24 years with Eastman Kodak, an imaging technology products provider, covered various areas of responsibility, including systems analysis, supply chain, finance and information technology. Her general management experience spans both commercial and consumer product lines. Ms. Hudson has served as a director of Apple Computer Corporation, a designer and manufacturer of consumer electronics and software products, CNH Global NV, a manufacturer of agricultural and construction equipment, where she also served on the audit committee, and, between 2000 and 2012 Charming Shoppes, Inc., a woman’s specialty retailer, where she served as chair of the audit committee. Ms. Hudson’s executive experience and her governance leadership on other boards has translated to sound guidance to our Board. Ms. Hudson has served on our Board since 2008.

ARTHUR C. MARTINEZ, 74	Director Since: 2000 Board Committees: Audit Nominating and Governance
Having served as Chairman and Chief Executive Officer of Sears, Roebuck and Company, a large retailer, from 1995 until 2000, Mr. Martinez obtained experience on a myriad of issues arising in a large corporation. This experience, together with the financial expertise which led him to be Chairman of the Board of the Federal Reserve Bank of Chicago from 2000 until 2002, enables him to provide expert guidance and leadership to us and our Board. He is currently a director of American International Group, Inc., an insurance and financial services organization, and is currently Chairman of the Board of HSN, Inc., an interactive multi-channel retailer. In January 2014, he was appointed to the Board and named Non-Executive Chairman of Abercrombie and Fitch, a specialty apparel retailer. He is not standing for re-election to the Boards of IAC/Interactive Corporation and Fifth and Pacific, where he served in 2013 and prior years. He also served as a director of PepsiCo, Inc. from 1999 to 2012, and is currently trustee of numerous charitable organizations, including Northwestern University, the Chicago Symphony, Greenwich Hospital and Maine Coast Heritage Trust. Mr. Martinez joined our Board in 2000.
DALE F. MORRISON, 65	Director Since: 2011 Board Committees: Audit
Mr. Morrison has been a founding partner of TriPointe Capital Partners, a private equity firm, since 2011. Prior to TriPointe, he served from 2004 until 2011 as the President and Chief Executive Officer of McCain Foods Limited, an international leader in the frozen food industry. A food industry veteran, his experience includes service as Chief Executive Officer and President of Campbell Soup Company, various roles at General Foods and PepsiCo and as an operating partner of Fenway Partners, a private equity firm. Mr. Morrison is a seasoned executive with strong consumer marketing and international credentials and his knowledge of our customer base is very valuable to our Board. Mr. Morrison is currently Non-Executive Chairman of the Center of Innovation at the University of North Dakota, the Non-Executive Chairman of Findus Group, a frozen foods company, and a Director of InterContinental Hotels Group, an international hotel company, and he previously served as a director of Trane, Inc. He joined our Board in 2011.
DOUGLAS D. TOUGH, 64	Director Since: 2008
Mr. Tough has been our Chairman and Chief Executive Officer since March 2010. Previously, he served as Chief Executive Officer and Managing Director of Ansell Limited, a global leader in healthcare barrier protection, from 2004 until March 2010. Mr. Tough joined our Board in 2008 and served as our non-Executive Chairman from October 2009 until he became our CEO. Mr. Tough’s experience as a Chief Executive Officer of a major global company is directly translatable to his work as our Chairman and CEO, as is his prior 17 year service with Cadbury Schweppes Plc., a major food and beverage company, where he served in a variety of executive positions throughout North America and the rest of the world. Mr. Tough is currently a director of Molson Coors Brewing Company, a multi-national beverage company.

III. CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors is responsible for overseeing the management of our Company. The Board has adopted Corporate Governance Guidelines which set forth our governance principles relating to, among other things:

•	director independence;

•	director qualifications and responsibilities;

•	board structure and meetings;

•	management succession; and

•	the performance evaluation of our Board and Chief Executive Officer (“CEO”).

A copy of our Corporate Governance Guidelines is available through the Investors — Corporate Governance link on our website, www.iff.com.

Independence of Directors

The Board has affirmatively determined that each of our current directors (other than Mr. Tough, our CEO) meet our independence requirements and those of the NYSE’s corporate governance listing standards. In making each of these independence determinations, the Board considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with us. Our review of the information provided in response to these inquiries indicated that none of our independent directors has any material relationship with us, or has engaged in any transaction or arrangement that might affect his or her independence.

Board Leadership Structure

As stated in our Corporate Governance Guidelines, the Board does not have a policy that requires a separation of the Chairman of the Board and CEO positions. The Board believes that it is important to have the flexibility to make this determination from time to time based on the particular facts and circumstances then affecting our business.

Currently, we combine the positions of Chairman and CEO. We believe that the CEO, as the Company’s chief executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing our Company, and communicating essential information to the Board about our performance and strategies. We also believe that the combined role of Chairman and CEO provides us with a distinct leader and allows us to present a single, uniform voice to our customers, business partners, shareholders and employees. If at any point in time the Board feels that its current leadership structure may be better served by separating the roles of Chairman and CEO, it may then determine to separate these positions.

In order to mitigate any potential disadvantages of a combined Chairman and CEO, the Board has created the position of Lead Director to facilitate and strengthen the Board’s independent oversight of our performance, strategy and succession planning and to promote effective governance standards. The independent directors of the Board elect a Lead Director from among the independent directors. Our current Lead Director is Mr. Martinez.

The duties of our Lead Director include:

•

presiding at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors, and providing prompt feedback regarding those meetings to the Chairman and CEO;

•	approving, and providing suggestions for Board meeting agendas, with the involvement of the Chairman and CEO and input from other directors;

•	serving as the liaison between the Chairman and the independent directors;

•	monitoring significant issues occurring between Board meetings and assuring Board involvement when appropriate; and

•	ensuring, in consultation with the Chairman and CEO, the adequate and timely exchange of information between our management and the Board.

Board Committees

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee, each of which operates under a written charter adopted by the Board. Each Committee reviews its charter at least annually and recommends charter changes to the Board as appropriate. In December 2013, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee reviewed its charter, and amended them where appropriate. Each Committee charter provides that the Committee will annually review its performance. A current copy of each of the Audit Committee, Compensation Committee and Nominating and Governance Committee charters is available through the Investors — Corporate Governance link on our website, www.iff.com.

The table below provides the current membership and chairperson for each of our Committees and identifies our current Lead Director.

Name	Audit	Compensation	Nominating and Governance	Lead Director
Marcello V. Bottoli		X
Linda B. Buck			X
J. Michael Cook		X (Chair)
Roger W. Ferguson, Jr.		X
Andreas Fibig			X
Christina Gold		X
Alexandra A. Herzan		X
Henry W. Howell, Jr.	X		X (Chair)
Katherine M. Hudson	X (Chair)
Arthur C. Martinez	X		X	X
Dale F. Morrison	X
Douglas D. Tough

X = Committee member

Board and Committee Meetings

Our Board of Directors held six meetings during 2013. The Audit Committee held seven meetings, the Compensation Committee held five meetings and the Nominating and Governance Committee held six meetings during 2013. Each of our directors attended at least 75% of the total meetings of the Board and Committees on which he or she served during 2013. All of our directors who were serving on the day of last year’s annual meeting of shareholders attended that meeting in person or by teleconference, other than Mr. Bottoli, who was unable to attend for medical reasons. Under our Corporate Governance Guidelines, unless there are mitigating circumstances, such as medical, family or business emergencies, Board members should endeavor to participate (either in person or by telephone) in all Board meetings and all Committee meetings of which the director is a member and to attend our annual meeting of shareholders. Our non-employee directors, all of whom are currently independent, meet in executive session, without the presence of any corporate officer or member of management, in conjunction with regular meetings of the Board and Committees. During 2013, our non-employee directors met in executive session as part of every regularly scheduled Board and Committee meeting.

Audit Committee

Responsibilities

The Audit Committee’s responsibilities include overseeing and reviewing:

•	the financial reporting process and the integrity of our financial statements and related financial information;

•	our internal control environment, systems and performance;

•	the audit process followed by our independent accountant and our internal auditors;

•	the appointment, qualifications, independence and performance of our independent accountant and our internal auditors;

•	the process by which we assess and manage risk; and

•	the procedures for monitoring compliance with laws and regulations and with our Code of Business Conduct and Ethics.

Under procedures adopted by the Audit Committee, the Audit Committee reviews and pre-approves all audit and non-audit services performed by our independent accountant. The Audit Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Audit Committee members or subcommittees.

Independence and Financial Expertise

The Board reviewed the background, experience and independence of the Audit Committee members and based on this review, the Board determined that each member of the Audit Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	meets the enhanced independence standards for audit committee members required by the Securities and Exchange Commission (“SEC”);

•	qualifies as an “audit committee financial expert” under SEC rules; and

•	is financially literate, knowledgeable and qualified to review financial statements.

Compensation Committee

Responsibilities

The Compensation Committee’s responsibilities include:

•	determining, subject to approval by the independent directors of the Board, the CEO’s compensation;

•	reviewing and making determinations regarding compensation of executive officers (other than the CEO) and other members of senior management;

•

reviewing, adopting and recommending to the Board or shareholders as required, general compensation and benefits policies, plans and programs, and to oversee the administration of such policies, plans and programs;

•	reviewing and discussing with management each year the Compensation Discussion and Analysis included in our annual proxy statement or annual report on Form 10-K;

•	recommending to the Board any changes to the compensation and benefits of directors; and

•	conducting a risk assessment of our overall compensation policies and practices.

Under its charter, the Compensation Committee is responsible for assisting the Board in ensuring that long-term and short-term compensation provide performance incentives to management, and that compensation plans are appropriate and competitive and reflect the goals and performance of management and our Company. As discussed in more detail in this proxy statement under the heading “Compensation

Discussion and Analysis,” the Compensation Committee considers Company-wide performance against applicable annual and long-term performance goals pre-established by the Compensation Committee, taking into account economic and business conditions, and comparative compensation and benefit performance levels.

If the Compensation Committee deems it appropriate, it may delegate certain of its responsibilities to one or more Compensation Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Compensation Committee members and based on this review, the Board determined that each member of the Compensation Committee:

•	meets the independence requirements of the NYSE’s corporate governance listing standards;

•	is an “outside director” pursuant to the criteria established by the Internal Revenue Service; and

•	is a “non-employee” director within the meaning of Rule 16b-3 of the Exchange Act.

Role of Compensation Consultant

The Compensation Committee has the sole authority to retain compensation consultants or advisors to assist it in evaluating CEO, senior executive and non-employee director compensation. From time to time, management also retains its own outside compensation consultants. In 2013, the Compensation Committee directly engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant. Haigh & Company’s work with the Committee in 2013 included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs, and an assessment of the risk and reward structure of executive compensation plans, policies and practices. The Committee also engaged Haigh & Company for recommendations and review of non-employee director compensation in 2013. Haigh & Company does not provide any non-executive, compensation-related services to us. The Compensation Committee considered the independence of Haigh & Company and determined that no conflicts of interest were raised.

Role of Management

Our Compensation Committee relies on management for legal, tax, compliance, finance and human resource recommendations, data and analysis for the design and administration of the compensation, benefits and perquisite programs for our senior executives. The Compensation Committee combines this information with the recommendations and information from its independent compensation consultant.

Our CEO, our Senior Vice President, Human Resources (“SVP HR”) and our Senior Vice President, General Counsel and Corporate Secretary (“General Counsel”) generally attend Compensation Committee meetings. CEO performance and compensation are discussed by the Compensation Committee in executive session, with advice and participation from the Compensation Committee’s independent compensation consultant as requested by the Compensation Committee. Our CEO and SVP HR, without the presence of any other members of senior management, actively participate in the compensation discussions of our senior executives, including making recommendations to the Compensation Committee as to the amount and form of compensation (other than their own).

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee was at any time during 2013 or at any other time an officer or employee of our Company. None of our executive officers serves as a member of the board of directors or compensation committee of any other entity that has one or more executive officers serving as a member of our Board or Compensation Committee.

Nominating and Governance Committee

Responsibilities

The Nominating and Governance Committee’s responsibilities include:

•	developing and reviewing criteria for the selection of directors, and making recommendations to the Board with respect thereto;

•	identifying qualified individuals to serve on the Board and reviewing the qualifications of director candidates;

•	recommending to the Board the nominees to be proposed by the Board for election as directors at the annual meeting of shareholders;

•	establishing and reviewing policies pertaining to roles, responsibilities, tenure and removal of directors;

•	reviewing management succession plans and monitoring corporate governance issues;

•	overseeing the Board and Board committee evaluation process as well as the annual CEO evaluation process;

•	reviewing and recommending changes to our Corporate Governance Guidelines; and

•	reviewing and, if appropriate, approving transactions with related parties.

The Nominating and Governance Committee may, when it deems appropriate, delegate certain of its responsibilities to one or more Nominating and Governance Committee members or subcommittees.

Independence

The Board reviewed the background, experience and independence of the Nominating and Governance Committee members and based on this review, the Board determined that each member of the Nominating and Governance Committee meets the independence requirements of the NYSE’s corporate governance listing standards.

Director Candidates

Our Nominating and Governance Committee has established a policy regarding the consideration of director candidates, including candidates recommended by shareholders. The Nominating and Governance Committee, together with other Board members, from time to time, as appropriate, identifies the need for new Board members. Proposed director candidates who satisfy the criteria described below and who otherwise qualify for membership on the Board are identified by the Nominating and Governance Committee. In identifying candidates, the Nominating and Governance Committee seeks input and participation from other Board members and other appropriate sources so that all points of view are considered and the best possible candidates identified. The Nominating and Governance Committee may also engage a search firm to assist it in identifying potential candidates. Members of the Nominating and Governance Committee and other Board members, as appropriate, interview selected director candidates, evaluate the director candidates and determine which candidates are to be recommended by the Nominating and Governance Committee to the Board. Our Nominating and Governance Committee evaluates the suitability of potential candidates nominated by shareholders in the same manner as other candidates recommended to the Nominating and Governance Committee.

Under our By-laws, if a shareholder wishes to submit a director candidate for consideration by the Nominating and Governance Committee, the shareholder must submit that recommendation to the Nominating and Governance Committee, c/o the Secretary of International Flavors & Fragrances Inc., in writing, not less than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting of shareholders, except if the annual meeting is not within 30 days of the anniversary date of the prior year’s annual meeting, then any recommendation to the Nominating and Governance Committee must be received no later than 10 days following the mailing of notice of the annual meeting or public disclosure of the annual meeting date, whichever occurs first. The request must be accompanied by the information concerning the director candidate and nominating shareholder described in Article I, Section 3(d)(2) of our By-laws. The Nominating and Governance Committee may also request any additional background or other information from any director candidate or recommending shareholder as it may deem appropriate.

Board candidates are considered based on various criteria which may change over time and as the composition of the Board changes. At a minimum, our Nominating and Governance Committee considers the following factors as part of its review of all director candidates and in recommending potential director candidates to the Board:

•	judgment, character, expertise, skills and knowledge useful to the oversight of our business;

•	diversity of viewpoints, backgrounds, experiences and other demographics;

•	business or other relevant experience; and

•

the extent to which the interplay of the candidate’s expertise, skills, knowledge and experience with that of other Board members will build a Board that is effective, collegial and responsive to our needs and to the requirements and standards of the NYSE and the SEC.

To ensure independence and to provide the breadth of needed expertise and diversity of our Board, our By-laws currently require our Board to have twelve members. The Board periodically reviews its size and makes appropriate adjustments. While the Nominating and Governance Committee has not adopted a formal diversity policy with regard to the selection of director nominees, diversity is one of the factors that the Nominating and Governance Committee considers in identifying director nominees. As part of this process, the Nominating and Governance Committee evaluates how a particular candidate would strengthen and increase the diversity of the Board in terms of how that candidate may contribute to the Board’s overall balance of perspectives, backgrounds, knowledge, experience, skill sets and expertise in substantive matters pertaining to our business. The Nominating and Governance Committee also annually reviews each current Board member’s suitability for continued service as a member of our Board. In addition, each director is required to notify the Chairman of the Nominating and Governance Committee of his or her intention to join or leave the board of another company or of any change in status, including changes in employment or skill set, so that the Nominating and Governance Committee can review the change and make a recommendation to the full Board regarding the continued appropriateness of the director’s Board membership.

Risk Management Oversight

Board Role in Overseeing Risk

Our Board is actively involved in the oversight of risks that could affect our Company. This oversight is conducted primarily through the Audit and Compensation Committees of the Board, but the full Board has retained responsibility for the general oversight of risks. While the Board oversees our risk management, our management is primarily responsible for day-to-day risk management processes, and reports to the full Board and the Audit and Compensation Committees regarding these processes. We believe this division of responsibility is the most effective approach for addressing risk management.

Management maintains an enterprise risk management (“ERM”) process which is designed to identify and assess our global risks and to develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process. The Board and the Audit Committee focus on the most significant risks facing us, including operational risk, financial risk, regulatory risk, litigation risk, tax risk, credit risk and liquidity risk, as well as our general risk management strategy, and how these risks are being managed. The Audit Committee is primarily responsible for assisting the Board in reviewing and assessing with management our ERM process, our risk profile and our policies and practices with respect to risk assessment and risk management, in particular as they relate to financial risk. The Compensation Committee is primarily responsible for overseeing the management of risks associated with compensation policies and practice, our compensation plans (including equity compensation plans and programs), severance, change in control and other employment-related matters.

Compensation Risks

In the fourth quarter of 2013, the Compensation Committee, working with its independent compensation consultant, conducted a risk assessment of our executive compensation programs. The goal of this assessment was to determine whether the general structure of our executive compensation policies and programs, annual and long-term performance goals or the administration of the programs posed any material risks to our Company. In addition, with the input of our SVP HR, the Compensation Committee reviewed compensation programs and policies below the executive level in a Company-wide risk assessment. The Compensation Committee shared the results of this review with our full Board of Directors.

The Compensation Committee determined, based on the reviews of its independent compensation consultant and management’s input and other factors, that the compensation policies and practices for the Company’s employees in 2013, including the established performance goals and incentive plan structures, did not result in excessive risk taking or the implementation of inappropriate business decisions or strategies by the Company’s senior executives or employees generally, and that there are no risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on the Company.

Related Person Transactions

Transactions with Related Persons

In 2013, there were no transactions and there are no currently proposed transactions in excess of $120,000 in which the Company was or will be a participant and in which any director, director nominee or executive officer of the Company, any known 5% or greater shareholder of the Company or any immediate family member of any of the foregoing persons had or will have a direct or indirect material interest as defined in Item 404(a) of Regulation S-K.

Related Person Transactions Policy

In accordance with SEC rules, our Board of Directors has adopted a written policy for the review and the approval or ratification of any related person transaction. This policy is available through the Investors - Corporate Governance link on our website, www.iff.com. Under the policy, a “related person” is specifically defined as an executive officer, a director, a director nominee, a beneficial owner of more than 5% of any class of voting securities, an immediate family member of any of the foregoing, or a controlled entity, which is defined as an entity owned or controlled by any of the foregoing or in which any such person serves as an officer or partner, or together with all of the foregoing persons, owns 5% or more equity interests. The policy defines a “related person transaction” as a transaction or series of transactions involving a related person and the Company, excluding employment arrangements involving an executive officer or other senior officer or employee of the Company and director compensation arrangements. The policy requires that any such transaction be approved or ratified by the Nominating and Governance Committee. If accounting issues are involved in the transaction, the Nominating and Governance Committee will consult with the Audit Committee if deemed appropriate.

Pursuant to the policy, a related person transaction will be approved or ratified only if the Nominating and Governance Committee determines that it is being entered into in good faith and on fair and reasonable terms which are in the best interest of our Company and our shareholders. In determining whether to approve or ratify a transaction, the Nominating and Governance Committee considers the following factors, to the extent relevant:

•	the related person’s relationship to the Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to the Company;

•	the availability of alternate sources of comparable products or services and the terms of such alternative; and

•	an assessment as to whether the transaction is on terms comparable to the terms available to an unrelated third party or to employees generally.

No related person may participate in the review of a transaction in which he or she may have an interest. In addition, except for non-discretionary contributions made pursuant to our matching contributions program, a charitable contribution by our Company to an organization in which a related person is known to be an officer, director or trustee, is subject to approval or ratification by the Nominating and Governance Committee.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics (the “Code of Ethics”) that applies to all of our employees, including our CEO and our CFO (who is also our principal accounting officer). We also have adopted a Code of Conduct for Directors and a Code of Conduct for Executive Officers (together with the Code of Ethics, the “Codes”). The Codes are available through the Investors — Corporate Governance link on our website, www.iff.com.

Only the Board or the Audit Committee may grant a waiver from any provision of our Codes in favor of a director or executive officer, and any such waiver and any amendments to the Codes will be publicly disclosed on our website, www.iff.com.

Share Retention Policy

We encourage our executives and directors to own our common stock so that they share the same long-term investment risk as our shareholders. In December 2013, the Compensation Committee recommended, and the Board approved, changes that made directors subject to our Share Retention Policy.

Under the Share Retention Policy, each executive and director must retain shares of Company common stock based on a targeted ownership level. There is no deadline by which an executive or director must meet his or her retention requirement. The targeted ownership level for directors is five times the cash portion of the annual retainer (not including any retainer for service as a committee chairperson or lead director). The targeted ownership levels for executives are (1) the lesser of shares equal in value to five times base salary or 120,000 shares for our CEO, (2) the lesser of shares equal in value to three times base salary or 35,000 shares for our CFO and Group Presidents, and (3) the lesser of shares equal in value to two times base salary or 20,000 shares for our SVP, General Counsel.

If an executive or director does not meet the targeted ownership level, the executive or director may not sell or transfer any shares held in an equity, deferred compensation or retirement plan account managed by us, and the executive or director must retain such shares in such accounts until the targeted ownership level is met. For executives, until the retention requirement is met, the executive must also retain a portion (50%, in the case of our named executive officers) of any shares of common stock acquired from the exercise of a stock option or stock settled appreciation right or the vesting of restricted stock or a restricted stock unit (after payment of any exercise price and taxes).

Our Share Retention Policy provides executives and directors flexibility in personal financial planning, yet requires them to maintain ongoing and substantial investment in our common stock. As of March 7, 2014, all of our named executive officers and directors are in compliance with their individual retention requirements. Additional detail regarding ownership of our common stock by our executives and directors is included in this proxy statement under the heading “Securities Ownership of Management, Directors and Certain Other Persons.”

Policy Regarding Derivatives, Short Sales, Hedging and Pledges

Under our insider trading policy, directors and executive officers, including our named executive officers, are prohibited from entering into transactions designed to hedge against economic risks associated with an investment in our common stock. These individuals may not trade in derivatives in our securities (such as put and call options), effect “short sales” of our common stock, or enter into monetization transactions or similar arrangements (such as prepaid variable forwards, equity swaps, collars or exchange funds) relating to our securities. These individuals are also prohibited from holding shares of our common stock in margin accounts or pledging shares of our common stock as collateral for a loan.

IV. DIRECTORS’ COMPENSATION

Annual Director Cash and Equity Compensation

In 2013, each non-employee director received an annual retainer of $200,000 relating to the service year from the 2013 Annual Meeting of Shareholders (the “2013 Annual Meeting”) to the 2014 Annual Meeting. Of this amount, we paid $100,000 in cash in November 2013, and we paid $100,000 in Restricted Stock Units (“RSUs”) issued under our shareholder-approved stock award and incentive plan on the date of the 2013 Annual Meeting. These RSUs vest on the third anniversary of the grant date and are subject to accelerated vesting upon a change in control. The 1,295 RSUs granted to each director on the date of the 2013 Annual Meeting was calculated using the closing market price of our common stock on the grant date. Any director who is an employee of our Company does not receive any additional compensation for his or her service as a director.

Annual Committee Chair and Lead Director Compensation

During 2013, the Chair of each of the Audit Committee and Compensation Committee and the Lead Director received an annual cash retainer of $15,000 in addition to the annual retainer described above. The Chair of the Nominating and Governance Committee received an additional annual cash retainer of $10,000.

Participation in our Deferred Compensation Plan

Non-employee directors are eligible to participate in our Deferred Compensation Plan (“DCP”). A non-employee director may defer all or a portion of his or her cash compensation as well as any RSUs granted to him or her, subject to tax law requirements. Additional details regarding our DCP may be found in this proxy statement under the heading “Executive Compensation — Non-Qualified Deferred Compensation.” Non-employee directors are not entitled to matching contributions or the 25% premium on deferrals into our common stock fund that are applicable to employees under the DCP.

Other

We reimburse our non-employee directors for travel and lodging expenses incurred in connection with their attendance at Board and Committee meetings, our shareholder meetings and other Company-related activities.

In addition, each current and former director who began service as a director before May 14, 2003 is eligible to participate in our Director Charitable Contribution Program (“DCCP”). Under the DCCP, directors were paired together and our Company purchased joint life insurance policies on the lives of each paired set of participating directors. We are the owner and sole beneficiary of the policies and are responsible for payment of any premiums. In 2009, the insurance policies were restructured so that no further premiums are required. Assuming no changes to the current Federal tax laws relating to charitable contributions, and if certain other assumptions are met, we expect to recover all of the premium costs that have been paid by us and the after-tax cost of our anticipated charitable contributions pursuant to this program. After a covered director dies, we will donate $500,000 to one or more qualifying charitable organizations previously designated by the deceased director.

Directors first elected on or after May 14, 2003 do not participate in the DCCP. However, all current directors, including those who participate in our DCCP, are eligible to participate in our Matching Gift Program. Under this program, we match, on a dollar for dollar basis, contributions made by directors to qualifying charitable organizations up to a maximum of $10,000 per person per year.

The following table details the compensation paid to or earned by our non-employee directors for the year ended December 31, 2013.

2013 Directors’ Compensation

Name	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(5)	All Other Compensation ($)(6)	Total ($)

Marcello V. Bottoli	100,039	94,690	—	10,000	204,729

Linda B. Buck	100,000	94,690	—	—	194,690

J. Michael Cook	115,000	94,690	—	10,000	219,690

Roger W. Ferguson, Jr.	100,000	94,690	—	—	194,690

Andreas Fibig	100,000	94,690	—	—	194,690

Christina Gold	100,039	94,690	—	10,000	204,729

Alexandra A. Herzan	100,039	94,690	—	10,000	204,729

Henry W. Howell, Jr.	110,000	94,690	—	10,000	214,690

Katherine M. Hudson	115,000	94,690	—	10,000	219,690

Arthur C. Martinez	115,039	94,690	—	10,000	219,729

Dale F. Morrison	100,000	94,690	—	10,000	194,690

(1)	The amounts in this column include (i) the annual cash retainer for service as a non-employee director, (ii) for certain directors, the annual cash retainer for service as Lead Director or as chairperson of a Board committee during 2013, and (iii) nominal amounts of cash paid in lieu of fractional shares of common stock. Of the amounts in this column, the following amounts were deferred in 2013 under our Deferred Compensation Plan, or DCP: Ms. Buck — $100,000; Mr. Cook — $115,000; Mr. Ferguson, Jr. — $100,000; Mr. Fibig — $100,000; Mr. Howell — $110,000; Ms. Hudson — $115,000; and Mr. Morrison — $100,000. Earnings in our DCP were not above-market or preferential and thus are not reported in this table.

(2)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during the fiscal year ended December 31, 2013, computed in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs and options may be found in Note 11 to our audited financial statements for the year ended December 31, 2013 included in our Annual Report on Form 10-K filed with the SEC on February 25, 2014.

(3)	Each director received a grant on April 30, 2013 of 1,295 RSUs under our 2010 Stock Award and Incentive Plan. None of our directors forfeited any RSUs or shares of deferred stock during 2013.

(4)	As of December 31, 2013, our directors held the following number of unvested RSUs and shares of deferred common stock:

Director	RSUs	Deferred Stock
Marcello V. Bottoli	4,535	9,324
Linda B. Buck	4,535	9,324
J. Michael Cook	4,535	19,779
Roger W. Ferguson, Jr.	4,535	2,005
Andreas Fibig	4,799	—
Christina Gold	1,295	—
Alexandra A. Herzan	4,535	14,576
Henry W. Howell, Jr.	4,535	31,955
Katherine M. Hudson	4,535	8,132
Arthur C. Martinez	4,535	31,175
Dale F. Morrison	4,799	1,998

The deferred shares, which are held under the DCP, result from deferral of vested equity grants, voluntary deferral of retainer fees or the crediting of additional share units as a result of reinvestment of dividend equivalents. Deferred shares will be settled by delivery of common stock upon the director’s separation from service on the Board, or as otherwise elected by the director. All of the deferred shares are included for each director in the Beneficial Ownership Table.

(5)	We did not grant any options to our directors in 2013. None of the options held by any director expired or were forfeited during 2013. On December 31, 2013, the following directors held the number of outstanding options indicated: Mr. Cook - 3,000 and Mrs. Herzan - 3,000.

(6)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions of the director to those charitable organizations during 2013.

Changes to Directors’ Compensation

The Compensation Committee reviews our non-employee director compensation on an annual basis. In late 2013, the Compensation Committee, with the assistance of Haigh & Company, its independent compensation consultant, conducted a review of our non-employee director compensation and, as a result of this review, recommended to the Board, and the Board approved, the following changes to the non-employee director compensation structure, effective for 2014:

•	Annual Retainers. The Compensation Committee approved an increase in the annual retainer from $200,000 to $225,000 and the Lead Director annual retainer from $15,000 to $20,000.

•

Share Retention Policy.    Non-employee directors will be subject to our Share Retention Policy. As described above in Corporate Governance, directors will be required to hold shares equal to five times the cash portion of the annual retainer, or $562,500 in 2014.

•

Equity Grants.    Restricted Stock Units (“RSUs”) are granted to directors as part of their annual retainer. These RSUs will now vest on the first anniversary of the grant date instead of the third anniversary of the date of grant. As directors are now subject to our Share Retention Policy, the RSUs will no longer be required to be deferred until retirement or separation of service and paid out in a lump sum under our Deferred Compensation Plan (“DCP”). Instead, our directors will be able to elect a specific date of deferral (including retirement), to receive payment in a lump sum or installments.

V. SECURITIES OWNERSHIP OF MANAGEMENT, DIRECTORS

AND CERTAIN OTHER PERSONS

Beneficial Ownership Table

Directors and Executive Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 7, 2014, by each current director, the persons named in the Summary Compensation Table in this proxy statement and all current directors and executive officers as a group. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

Name and Address of Beneficial Owner (1)	Shares of Common Stock Beneficially Owned (2)(3)	Percent of Class**

Kevin C. Berryman	93,241 (4)	*
Marcello V. Bottoli	12,009 (5)	*
Linda B. Buck	10,909 (6)	*
Anne Chwat	52,060 (7)	*
J. Michael Cook	28,826 (8)	*
Roger W. Ferguson, Jr.	3,590 (9)	*
Andreas Fibig	1,849 (10)	*
Christina Gold	-	-
Alexandra Herzan	799,482 (11)	*
Henry W. Howell, Jr.	34,540 (12)	*
Katherine M. Hudson	12,217 (13)	*
Arthur C. Martinez	33,510 (14)	*
Nicolas Mirzayantz	77,275 (15)	*
Dale F. Morrison	3,847 (16)	*
Douglas D. Tough	234,346 (17)	*
Hernan Vaisman	41,263 (18)	*

All Directors and Executive Officers as a Group (20 persons)	1,559,492 (19)	1.9%

*	Less than 1%.
**	Based on 81,220,289 shares of common stock outstanding.

(1)	The address of each person named in the table is c/o International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019.

(2)	This column includes (i) shares held by our executive officers in our 401(k) Retirement Investment Fund Plan and (ii) shares of Purchased Restricted Stock (“PRS”) held by our executive officers. Shares of PRS are subject to vesting and may be forfeited if the executive’s employment is terminated.

(3)	In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person within 60 days after March 7, 2014 are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other shareholders. Certain stock equivalent units held in the IFF Stock Fund under our DCP are premium stock equivalent units paid to executives that are subject to vesting and may be forfeited if the executive’s employment is terminated. The number of shares of common stock that could be obtained from an outstanding SSAR award within 60 days after March 7, 2014 is estimated by dividing (1) the aggregate appreciation in share price (calculated by multiplying the number of outstanding SSARs which can be exercised within 60 days of March 7, 2014 by the difference between (i) the closing price of our common stock on March 7, 2014 ($95.30) and (ii) the SSAR exercise price), by (2) the closing price of our common stock on March 7, 2014. To our knowledge, except as otherwise indicated, beneficial ownership includes sole voting and dispositive power with respect to all shares.

(4)	Includes (i) 32,807 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 3,138 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014, (iii) 4,370 shares issuable pursuant to SSARs that are exercisable within 60 days after March 7, 2014, and (iv) 4,250 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

(5)	Includes (i) 1,100 shares held indirectly by a trust for which Mr. Bottoli is the settlor/grantor and Mr. Bottoli and two immediate family members are the beneficiaries, (ii) 9,324 stock equivalent units held in the IFF Stock Fund under our DCP and (iii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(6)	Includes (i) 9,324 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(7)	Includes (i) 4,900 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 3,171 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 and (iii) 2,550 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

(8)	Includes (i) 4,362 shares held by The 2012 Cook Grandchildren’s Trust, of which Mr. Cook’s spouse is trustee. Mr. Cook disclaims beneficial ownership of these shares, and the inclusion in this table of the shares held by the trust shall not be deemed an admission by Mr. Cook of beneficial ownership of the shares, (ii) 19,779 stock equivalent units held in the IFF Stock Fund under our DCP, (iii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP, and (iv) 3,000 shares issuable upon exercise of outstanding vested options.

(9)	Includes (i) 2,005 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(10)	Includes 1,849 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(11)	Includes (i) 14,576 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP, and (iii) 3,000 shares issuable upon exercise of outstanding vested options. In addition, Mrs. Herzan is a director of the van Ameringen Foundation, Inc., which owns 247,673 shares, President, Treasurer and a director of the Lily Auchincloss Foundation, which owns 11,000 shares, a trustee and a beneficiary of a trust which holds 519,581 shares, and a trustee and a beneficiary of a trust which owns 567 shares, all of which shares are included in Mrs. Herzan’s ownership. Mrs. Herzan disclaims beneficial ownership of the shares owned by the van Ameringen Foundation, Inc. and the Lily Auchincloss Foundation and the inclusion in this table of these shares shall not be deemed an admission by Mrs. Herzan of beneficial ownership of these shares.

(12)	Includes (i) 31,955 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(13)	Includes (i) 8,132 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(14)	Includes (i) 31,175 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,585 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(15)	Includes (i) 703 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 1,883 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 and (iii) 4,250 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

(16)	Includes (i) 1,998 stock equivalent units held in the IFF Stock Fund under our DCP and (ii) 1,849 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 that will be automatically deferred to our DCP.

(17)	Includes (i) 14,623 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 4,345 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014 and (iii) 18,885 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

(18)	Includes (i) 6,352 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 3,138 shares issuable pursuant to RSUs that vest within 60 days after March 7, 2014, (iii) 7,286 shares issuable pursuant to SSARs that are exercisable within 60 days after March 7, 2014, and (iv) 4,250 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

(19)	Includes an aggregate of (i) 188,503 stock equivalent units held in the IFF Stock Fund under our DCP, (ii) 33,597 shares issuable pursuant to restricted stock units that vest within 60 days after March 7, 2014, (iii) 12,776 shares issuable pursuant to SSARs that are exercisable within 60 days after March 7, 2014, and (iv) 39,488 shares earned under the completed 2011-2013 LTIP cycle that have not yet been issued.

Certain Other Owners

The following table sets forth information regarding each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, as of March 7, 2014, based on a review of filings with the SEC. Unless otherwise indicated, beneficial ownership is direct.

Name and Address of Beneficial Owner	Number of Shares and Nature of Beneficial Ownership		Percent of Class*

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	4,355,739	(1)	5.4%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	5,388,500	(2)	6.6%

Massachusetts Financial Services Company 111 Huntington Avenue Boston, MA 02199	6,286,489	(3)	7.7%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,134,235	(4)	7.6%

*	Based on 81,220,289 shares of common stock outstanding.

(1)	This amount is based solely on Amendment No. 4 to Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. to report that it was the beneficial owner of an aggregate of 4,355,739 shares of our common stock as of December 31, 2013. BlackRock has the sole power to vote or direct the vote with respect to 3,557,939 of these shares and sole power to dispose of or direct the disposition of 4,355,739 of these shares.

(2)	This amount is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2014 by Capital Research Global Investors, a division of Capital Research and Management Company to report that it is deemed to be the beneficial owner of an aggregate of 5,388,500 shares of our common stock as of December 31, 2013. Capital Research Global Investors has the sole power to vote or direct the vote with respect to these shares.

(3)	This amount is based solely on Amendment No. 1 to Schedule 13G filed with the SEC on February 13, 2014 by Massachusetts Financial Services Company (“MFS”) to report that MFS and/or certain other non-reporting entities were the beneficial owner of an aggregate of 6,286,489 shares of our common stock as of December 31, 2013. MFS has the sole power to vote or direct the vote with respect to 5,292,708 of these shares and sole power to dispose of or direct the disposition of 6,286,489 of these shares

(4)	This amount is based solely on Amendment No. 3 to Schedule 13G filed with the SEC on February 11, 2014 by The Vanguard Group, Inc. to report that it was the beneficial owner of an aggregate of 6,134,235 shares of our common stock as of December 31, 2013. The Vanguard Group has the sole power to vote or direct the vote with respect to 135,315 of these shares, the sole power to dispose of or direct the disposition of 6,008,972 of these shares, and shared power to dispose of or direct the disposition of 125,263 of these shares.

VI. PROPOSAL II — RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2014, and our Board has directed that our management submit that selection for ratification by our shareholders at the 2014 Annual Meeting. Although ratification is not required by our By-laws or otherwise, we are submitting the selection of PwC to our shareholders for ratification as a matter of good corporate governance. The Audit Committee will consider the outcome of our shareholders’ vote in connection with the Audit Committee’s selection of our independent registered public accounting firm in the next fiscal year, but is not bound by the shareholders’ vote. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time if it determines that a change would be in the best interests of our Company and our shareholders.

Representatives of PwC are expected to attend the 2014 Annual Meeting, where they will be available to respond to questions and, if they desire, to make a statement.

Our Board of Directors recommends a vote FOR the ratification of the Audit Committee’s selection of PwC as our Independent Registered Public Accounting Firm for 2014.

Principal Accountant Fees and Services

The following table provides detail about fees for professional services rendered by PwC for the years ended December 31, 2013 and December 31, 2012.

	2013	2012
Audit Fees(1)	$4,717,290	$4,631,616
Audit-Related Fees(2)	$ 650,056	$569,926
Tax Fees(3)
Tax Compliance	$1,241,241	$1,038,244
Other Tax Services	$ 426,491	$753,807
All Other Fees(4)	$ 27,211	$27,619

Total	$7,062,289	$7,021,212

(1)	Audit Fees were for professional services rendered for audits of our consolidated financial statements and statutory and subsidiary audits, consents and review of reports filed with the SEC and consultations concerning financial accounting and reporting standards. Audit Fees also included the fees associated with an annual audit of our internal control over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002, integrated with the audit of our annual financial statements.

(2)	Audit-Related Fees were for due diligence.

(3)	Tax Compliance services consisted of fees related to the preparation of tax returns, assistance with tax audits and appeals, indirect taxes, expatriate tax compliance services and transfer pricing services. Other Tax Services consisted of tax planning and tax advisory services.

(4)	All Other Fees were for software licenses and other professional services.

Pre-Approval Policies and Procedures for Audit and Permitted Non-Audit Services

The Audit Committee has established policies and procedures to pre-approve all audit and non-audit services to be provided by the independent registered public accounting firm to our Company by category, including audit-related services, tax services and other permitted non-audit services. Under the policy, the Audit Committee pre-approves all services obtained from our independent registered public accounting firm by category of service, including a review of specific services to be performed, fees expected to be incurred within each category of service and the potential impact of such services on auditor independence. The term of any pre-approval is for the financial year, unless the Audit Committee specifically provides for a different period in the pre-approval. If it becomes necessary to engage the independent registered public accounting firm for additional services not contemplated in the original pre-approval, the Audit Committee requires separate pre-approval before engaging the independent registered public accounting firm. To facilitate the process, the policy delegates pre-approval authority to the Audit Committee chairperson to pre-approve services up to $20,000, and the Audit Committee may also delegate authority to one or more of its members to pre-approve services. The Audit Committee member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting.

All services rendered by PwC to our Company are permissible under applicable laws and regulations. During 2013, all services performed by PwC which were subject to the SEC’s pre-approval requirements were approved by the Audit Committee in accordance with the Audit Committee’s pre-approval policy in effect during 2013.

AUDIT COMMITTEE REPORT

The Audit Committee (“we,” “us” or the “Committee”) operates in accordance with a written charter, which was adopted by the Board of Directors. A copy of that charter is available on the Company’s website through the Investors – Corporate Governance link on the Company’s website at www.iff.com. The Committee comprises four directors whom the Board has determined are “independent,” as required by the applicable listing standards of the NYSE and the rules of the SEC, and each of whom qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Management has the primary responsibility for the financial statements and the reporting process, including internal control over financial reporting and disclosure controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP (“PwC”), is responsible for performing an integrated audit of the Company’s financial statements and internal control over financial reporting in accordance with the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”).

The Committee oversees the Company’s financial reporting process and internal control structure on behalf of the Board of Directors. We met seven times during 2013, including meeting regularly with PwC and the Company’s internal auditor, both privately and with management present. For 2013, we have reviewed and discussed the Company’s audited financial statements with management. We have reviewed and discussed with management its process for preparing its report on its assessment of the Company’s internal control over financial reporting, and at regular intervals we received updates on the status of this process and actions taken by management to respond to issues and deficiencies identified. We discussed with PwC its audit of the financial statements and of the Company’s internal control over financial reporting. We discussed with PwC and the Company’s internal auditors the overall scope and plans for their respective audits.

We have discussed with PwC the matters required to be discussed by PCAOB Auditing Standard No. 16, Communications with Audit Committees. We also received the written disclosures and the letter from

PwC as required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and discussed with PwC its independence. We concluded that PwC’s independence was not adversely affected by the non-audit services provided by PwC, the majority of which consisted of audit-related and tax compliance services.

Based on the reviews and discussions referred to above, we recommended to the Board (and the Board subsequently approved our recommendation) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

In determining whether to retain PwC as the Company’s independent registered public accounting firm for the 2014 fiscal year, we took into consideration a number of factors, including:

•	the quality and effectiveness of PwC’s historical and recent performance on the Company’s audit;

•

the length of PwC’s tenure as the Company’s independent registered public accounting firm, and its familiarity with our business, accounting policies and practices, and internal control over financial reporting;

•	PwC’s capability, understanding and expertise in handling the breadth and complexity of our global operations;

•	the appropriateness of PwC’s fees; and

•	PwC’s independence.

Based on this evaluation, we believe that it is in the best interests of the Company and its shareholders to retain PwC as the Company’s independent registered public accounting firm for 2014, which the shareholders will be asked to ratify at the 2014 Annual Meeting of Shareholders.

Audit Committee

Katherine M. Hudson (Chair)

Henry W. Howell, Jr.

Arthur C. Martinez

Dale F. Morrison

VII. COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis is designed to provide our shareholders with a clear understanding of our compensation philosophy and objectives, compensation-setting process, and the 2013 compensation of our named executive officers, or NEOs. As discussed in Proposal III of this proxy statement, we are conducting our annual Say on Pay vote that requests your approval of the compensation of our NEOs as described in this section and in the tables and accompanying narrative contained below under “Executive Compensation.” To assist you with this vote, you should review our compensation philosophies, the design of our executive compensation programs and how, we believe, these programs have contributed to our financial performance.

For 2013, our NEOs were:

Douglas D. Tough	Chief Executive Officer and Chairman
Kevin C. Berryman	Executive Vice President and Chief Financial Officer
Nicolas Mirzayantz	Group President, Fragrances
Hernan Vaisman	Group President, Flavors
Anne Chwat	Senior Vice President, General Counsel and Corporate Secretary

Compensation Philosophy

The core of our executive compensation philosophy is that our executives’ pay should be linked to achievement of financial and operational performance metrics that build shareholder value. Consequently, we designed our compensation program to motivate and reward our executives for the achievement of both annual and long-term business goals that are challenging yet attainable and by providing a significant portion of compensation that is variable and tied directly to Company and individual performance. We believe that executive compensation should (i) be tied to overall Company performance; (ii) reflect each executive’s level of responsibility; (iii) reflect individual performance and contributions; and (iv) include a significant equity component. We believe that by keeping the majority of executive pay variable and equity-based we can best ensure alignment with shareholder value and Company growth.

Our 2013 NEO Pay Was Tied to Our 2013 Performance

In 2013, we had an excellent year of performance, especially when noting the still volatile global economic environment. We again met our long-term goals, achieving local currency sales growth of 5%, adjusted operating profit growth of 11%, and adjusted EPS growth of 12%. We continued to execute on our three strategic pillars during the year, including:

•

leveraging our geographic footprint - we opened our Flavors manufacturing facility in Guangzhou, China, continued to expand our facility in Gebze, Turkey, and announced construction of a new Creative & Applications lab at our existing facility in Jakarta, Indonesia, as well as a new manufacturing facility on the outskirts of Jakarta;

•

strengthening our innovation platform – we continue to strengthen our platforms by investing in R&D, leveraging our knowledge of consumer trends to drive technological developments, and entering into external biotechnology collaborations to better anticipate and address consumers’ future needs; and

•

maximizing our portfolio – we continue to focus our efforts on improving our performance through a disciplined approach to both investment and evaluation of our business progress, working to leverage our advantaged portfolio and implementing solutions to fix less attractive areas.

Based on these accomplishments, we exceeded all of the target levels for our performance metrics under our LTIP (as described below). For our AIP (as described below), we exceeded the target levels for all four performance metrics at the corporate level and for our Fragrances business unit, and three out of the four performance metrics for our Flavors business unit. As a result of these achievements, the 2013 annual compensation of our NEOs increased as compared to their respective compensation in 2012.

2013 Annual Incentive Plan Targets and Payout.    Our 2013 Annual Incentive Plan (“AIP”) performance targets were based on our annual profitability targets, our 2013 budget and our 2012 actual results. Our AIP continues to be based on the achievement of four financial performance metrics that management and the Board believe are significant indicators of our financial performance: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital. These performance metrics are measured (A) at the consolidated corporate level for our CEO, our CFO and our General Counsel and (B) at both the consolidated corporate level and the business unit level for the Group President of each of our business units.

For 2013, at the corporate level, we exceeded our targets in all four performance metrics. As a result, the overall corporate AIP payout was approximately 158% of the target award for our CEO, our CFO and our General Counsel, whom are evaluated solely on corporate performance for purposes of our AIP. Our Fragrance business unit also exceeded its targets in all four performance metrics, resulting in an AIP payout, when combined with the corporate level performance, of approximately 179% of the target award for our Group President, Fragrances. Our Flavors business unit returned strong performance on three out of four of the Flavors’ group performance metrics, however local currency sales growth was below target. This resulted in an AIP payout, when combined with the corporate level performance, of approximately 131% of the target award for our Group President, Flavors.

Long-Term Incentive Plan Results for 2013.    Our LTIP is structured in three-year cycles, which are administered in four equally-weighted performance segments: Year 1, Year 2, Year 3 (each an “annual performance segment”) and cumulative performance over the three-year period (the “cumulative performance segment”). During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics. For the 2011-2013 LTIP cycle, these two metrics were Earnings Per Share (the “EPS”) and our Total Shareholder Return (“TSR”) versus the S&P 500. For the 2012-2014 LTIP cycle and 2013-2015 LTIP cycle, these two metrics were Economic Profit (“EP”) and TSR. TSR is the sole financial metric for the cumulative segment for all of the current LTIP cycles.

For 2013, our EPS was $4.46, as adjusted for 2013 non-core items described below. As a result our NEOs earned approximately 127% of the EPS goal for Year 3 of the 2011-2013 LTIP Cycle. For 2013, our EP was $243 million, as adjusted for 2013 non-core items. As a result, our NEOs earned approximately 190% of the EP goal for Year 1 in the 2013-2015 LTIP cycle and for Year 2 of the 2012-2014 LTIP cycle. Our TSR for 2013 was at the 49th percentile and generated a payout of approximately 77%. Our cumulative TSR for the 2011-2013 LTIP cycle was at the 58th percentile, and resulted in a 115% payout.

For additional details regarding these summary AIP and LTIP findings, including the threshold, target and maximum levels for each performance metric, please see the sections below titled “Direct Compensation Components and 2013 Compensation Decisions – Annual Incentive Plan” and “- Long Term Incentive Plan.”

Compensation-Related Corporate Governance

To ensure continued alignment of compensation with Company performance and the creation of shareholder value, we maintain strong compensation-related corporate governance policies, including the following:

•

In early 2014, we expanded the scope of our clawback policies by amending the triggers for recovery of compensation from executives to include financial misstatements, without regard to fault, and an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company in addition to the prior triggers of accounting restatements, and an employee’s violation of non-competition, non-solicitation, confidentiality and similar covenants;

•	We require our executives, including our NEOs, to meet stock retention guidelines;

•

Our Executive Separation Policy (“ESP”) provides that all equity awards granted after 2010 are subject to a “double trigger” and only accelerate in connection with a change in control if an ESP participant is terminated without cause or terminates for “good reason” within two years following a change in control; and

•	Our CEO and all executives employed after 2010 are not entitled to a tax gross-up for payments made in connection with a change in control.

Our Executive Compensation Program

We pay for performance.  Our NEO’s target compensation for 2013 reflects our commitment that a significant portion of our executive compensation should be variable and tied directly to achievement of our short-term and long-term financial and operational objectives.

During 2013, as in prior years, our NEOs’ direct compensation primarily consisted of (1) base salary, (2) AIP awards, (3) LTIP awards and (4) Equity Choice Program (“ECP”) awards. During 2013, 77% of the average target direct compensation payable to our CEO and our other four NEOs was variable, and the ultimate value of such variable compensation was tied directly to stock price performance or performance versus pre-defined annual and long-term performance metrics. 73% of this variable, performance-based compensation was tied to long-term performance metrics.

We align the interests of our executives with those of our shareholders.  We have designed our executive compensation program to provide a significant portion of our executives’ total direct compensation in the form of equity and to encourage their direct investment in the Company as well as long-term ownership. For 2013, approximately 56% of the variable target compensation payable to our CEO and our other four NEOs was payable in equity. For 2013, the proportion of long-term incentive compensation opportunity provided in the form of equity versus cash for the CEO and the average of our other four NEOs, as a group, was as follows:

Target Long-Term Incentive Compensation

We require our executives to meet certain share ownership guidelines.  Our executives, including our NEOs, are required to meet certain share ownership guidelines to align our executives’ interests with those of our shareholders under our Share Retention Policy. Our NEOs are not permitted to pledge shares that are counted towards their retention requirements as collateral for individual loans. Additional information about our Share Retention Policy is set forth above under “Corporate Governance – Share Retention Policy.”

Compensation Setting Process

Our Compensation Committee (the “Committee”) is responsible for overseeing the design, implementation and administration of long-term and short-term compensation (including equity awards, benefits and perquisites) for all executive officers and other members of senior management. The Committee recommends CEO compensation to the full Board for its approval. During 2013, as in the prior year, the Committee engaged W.T. Haigh & Company (“Haigh & Company”) as its independent compensation consultant to assist the Committee in fulfilling its responsibilities. During fiscal year 2013, Haigh & Company’s work with the Committee included analyses, advice, guidance and recommendations on executive compensation levels versus peers, market trends and incentive plan designs. Haigh & Company is engaged exclusively by the Committee on executive and director compensation matters and does not have other consulting arrangements with the Company.

Our CEO and SVP HR evaluate the performance and, with input from Haigh & Company, the competitive pay position for senior management members that report directly to the CEO, including our NEOs, and make recommendations to the Committee concerning each such employee’s target annual compensation. Our CEO follows the same process with regard to the target compensation for our SVP HR, without her input, and the Committee follows the same process with regard to the target compensation for our CEO, without his input.

As part of its compensation setting process, the Committee also considers the results of the prior year’s shareholder advisory vote on our executive compensation. It believes these voting results provide useful feedback regarding whether shareholders agree that the Committee is achieving its goal of designing an executive compensation program that promotes the best interests of the Company and its shareholders by providing its executives with appropriate compensation and meaningful incentives. As part of its 2013 compensation setting process, the Committee reviewed the results of the 2012 shareholder advisory vote, in which 95.6% of the votes cast were voted in favor of our executive compensation.

Principles for Setting Compensation Targets

On an annual basis, the Committee reviews and approves the compensation of our NEOs. We use a global grading structure for our NEOs, with compensation ranges for each grade. Our NEOs are placed in a particular grade based on internal factors (including scope of responsibilities and job complexity) and an external market evaluation. The external market evaluation is based on published third party general survey information and a review of similar positions within our selected peer groups described below. This process is referred to as “market benchmarking.”

Market Benchmarking

The Committee reviews its external market benchmarking and peer group data annually. The Committee’s goal is to position target total direct compensation (salary, annual incentive compensation, long-term incentive compensation and equity awards) between the 50th to 75th percentile of relevant market benchmarks and to position target total cash compensation at median or slightly above. In July 2012, the Committee reviewed peer group data with our independent compensation consultant for purposes of determining the appropriate peer group for 2013 compensation decisions.

2013 Benchmarking for CEO, CFO and Group Presidents.  For 2013 compensation decisions regarding (i) the CEO, (ii) the CFO and (iii) each of the Group Presidents, the Committee, based on recommendations from Haigh & Company, decided to benchmark compensation against the average of (1) its Select Peer Group and (2) the General Industry Cut of the Towers Watson General Industry Index Survey.

The Select Peer Group was chosen using the following criteria:

1.	U.S. publicly traded companies of comparable size with manufacturing operations (generally based on revenue of $1B — $6B and market capitalization of $6B — $10B);

2.	Strong in-house research and development (“R&D”) activities (R&D expense generally over 1% of total revenue);

3.	Global scope with significant international presence (international operations generally accounting for at least 25% of total revenues);

4.	Growth orientation, with positive sales and earnings growth over the three years prior to the review and selection of the peer groups;

5.	Companies with which we compete for executive talent; and

6.	Progressive companies with positive reputations.

For 2013, the Select Peer Group consisted of the following companies:

Church & Dwight Co., Inc.	Jarden Corporation
The Clorox Company	McCormick & Company, Incorporated
Elizabeth Arden, Inc.	Newell Rubbermaid Inc.
Energizer Holdings, Inc.	Nu Skin Enterprises, Inc.
The Estee Lauder Companies Inc.	Ralcorp Holdings, Inc.
Herbalife Ltd.	Revlon, Inc.
The Hershey Company	Sensient Technologies Corporation
Hormel Foods Corporation	Tupperware Brands Corporation

At the time of the Committee’s determination of the Select Peer Group, we were positioned at approximately the 38th percentile of the Select Peer Group in terms of revenue, the primary scope comparison measure, for the respective fiscal year. Our current relative revenue is positioned at approximately the 35th percentile of the Select Peer Group.

The 2013 Select Peer Group was modified from the prior year’s group by (i) removing companies that had been acquired or were no longer publicly-traded companies (Alberto-Culver and Del Monte) and (ii) adding a company with similar business lines (Sensient Technologies). As discussed above, the Committee weighed the compensation data derived from a General Industry Cut of the Towers Watson General Industry Index Survey equally with the Select Peer Group data. The General Industry Cut comprises 192 companies having $1 billion to $6 billion in reported revenues, with median revenues of $2.7 billion. Energy and financial companies were excluded from this selection as the Committee believed that the industry business models and the pay practices of these two industries are less comparable to ours, particularly in a volatile economic climate.

In July 2013, the Committee reviewed its Select Peer Group with Haigh & Company for purposes of its upcoming 2014 compensation setting process. As a result of this review, the Committee revised the selection criteria described above by removing the requirement that R&D expense be generally over 1% of total revenue and modified the size of comparable U.S. publicly-traded companies to be generally based on revenue of $1 billion to $7 billion and market capitalization of $1 billion to $14 billion, and determined to replace one of the companies in its 2013 Select Peer Group, Ralcorp Holdings, Inc., which was acquired in 2013, with Coty, Inc., which went public in 2013.

2013 Benchmarking for Other Executive Officers.    Based on recommendations by its compensation consultant, the Committee determined that the Select Peer Group did not provide sufficient comparative data for the other executive officer positions that were reviewed by the Committee. Consequently, for all other executive officer positions, including the General Counsel, instead of using the Select Peer Group, the Committee used the aggregate data available from a select cut of the Towers Watson General Industry Index that (i) identified themselves as belonging to the consumer products or the food and beverage industry and

(ii) had revenues between $1 billion and $6 billion (the “Consumer Products Select Cut”). The Committee averaged (1) the Consumer Products Select Cut with (2) the Towers Watson General Industry Index to determine median and 75th percentile target compensation.

For 2013, the Consumer Products Select Cut comprised 22 companies, (including seven companies that are also part of the Select Peer Group) with reported revenues of between $1 billion and $6 billion, with median revenue of $3.8 billion. The companies included in the Consumer Products Select Cut were as follows:

Armstrong World Industries, Inc.	Lorillard, Inc.
Brunswick Corporation	Mattel, Inc.
Chiquita Brands International, Inc.	Molson Coors Brewing Company
The Estee Lauder Companies Inc.	Newell Rubbermaid Inc.
HNI Corporation	Nu Skin Enterprises, Inc.
Hanesbrands Inc.	Owens Corning
Harman International Industries, Incorporated	Polaris Industries Inc.
Hasbro, Inc.	Ralcorp Holdings, Inc.
The Hershey Company	Revlon, Inc.
The J.M. Smucker Company	Steelcase Inc.
Jack In The Box Inc.	Tupperware Brands Corporation

Use of Market Reference Ranges.    The Committee’s independent compensation consultant derives the median and 75th percentile “market reference” values for each executive position based on the average of the two relevant compensation indexes. The Committee’s consultant then analyzes each NEO’s actual pay from the prior fiscal year and target total direct compensation and target total cash compensation against the median and the 75th percentile of each executive’s market reference range and reviews this analysis with the Committee and, in the case of the compensation of NEOs other than the CEO, with the CEO. Individual components of total direct compensation are benchmarked versus market on an individual basis for our CEO, on an average basis for our CFO and Group Presidents, collectively, and on an average basis for our Senior Vice Presidents, collectively. In determining target total direct compensation for each executive in 2013, the Committee considered the consultant’s market reference analysis. In addition, the Committee considered a number of other important factors, including each executive’s:

•	individual performance;

•	scope of responsibilities;

•	relative responsibilities compared with other senior Company executives;

•	contribution relative to overall Company performance;

•	compensation relative to his or her peers within the organization;

•	long-term potential; and

•	retention.

The Committee uses the market reference range in order to establish a starting point for the compensation levels that the Committee believes would provide our NEOs with competitive compensation. However, the actual target total direct compensation approved by the Committee may be above or below the market reference range based on the Committee’s review of market compensation levels, its desire to create internal pay equity among our executives and the individual factors set forth above.

For 2013, the target total direct compensation of our CEO and each of our other NEOs was between the 50th and the 75th percentile of the relevant market reference range. Actual compensation paid for the year, as compared to target compensation approved at the beginning of the year, may differ depending on Company and individual performance. Consequently, the actual pay received by a NEO may be higher or lower than his or her market reference range.

Compensation Elements and Targeted Mix

Our executive compensation program includes direct compensation and indirect compensation elements. Our indirect compensation comprises (i) our Deferred Compensation Program, (ii) a limited perquisite program, (iii) severance and other benefits under our Executive Separation Policy, (iv) benefits under an Executive Death Benefit Plan and (v) long-term disability coverage. We believe that direct compensation, which constituted an average of 96% of total actual compensation paid to our NEOs in 2013, should be the principal form of compensation.

The table below provides a brief description of the principal elements of direct compensation, whether such compensation is fixed or variable, and the compensation program objectives served by each pay element. From time to time, the Committee may also approve discretionary bonuses to officers in connection with their initial employment, for extraordinary individual performance or a significant contribution to Company strategic objectives, or for retention purposes.

Element	Fixed or Variable	Primary Objective
Base Salary	Fixed	• To attract and retain executives by offering salary that is competitive with market opportunities and that recognizes each executive’s position, role, responsibility and experience.

AIP award	Variable	• To motivate and reward the achievement of our annual performance objectives including local currency sales growth, operating profit, gross margin and working capital.

LTIP award	Variable

•     To motivate and reward the annual profitability performance and the annual and cumulative relative TSR performance over rolling three-year periods.

•     To align executives’ interests with those of shareholders by paying 50% of the earned award in shares of our common stock (with the remaining 50% being payable in cash) and including TSR as a key measure of long-term performance.

ECP award	Variable	• To align executives’ interests with the interests of shareholders through equity-based compensation. • To encourage direct investment in the Company and to serve as a retention tool.

The payouts under our AIP and LTIP plans are based on our achievement of performance metrics set at the beginning of the relevant measurement period, while our ECP awards are granted at the beginning of each year and reflect the performance of the NEO in the prior year and are used as a retention tool. These payouts will vary from year to year and thus our NEO compensation will vary with performance.

For 2013, at target AIP and LTIP achievement levels and actual ECP awards, the components of total direct compensation for our CEO and the average of our other four NEOs, as a group, were as follows:

We believe that the significant portion of direct compensation that is variable, 82% in the case of our CEO and an average of 73% in the case of our other NEOs, closely aligns our executives’ compensation opportunity with our performance by enabling our executives to earn more than target compensation if we achieve superior performance, or causing them to earn less than target compensation if we do not meet our performance goals or if the value of our common stock does not increase over time. The proportionately greater variable portion of direct compensation targeted for our CEO reflects his role and responsibility as our executive most accountable to our shareholders for company-wide performance.

Long-term compensation to our NEOs includes LTIP awards and ECP awards. LTIP awards, if earned, are paid 50% in common stock and 50% in cash. Equity makes up a larger portion of total long-term compensation than cash. This approach, combined with our Share Retention Policy discussed above, is intended to promote significant long-term stock ownership by each of our executives and to align their interests, and their at-risk longer term compensation, with those of our shareholders.

The Committee periodically reviews the mix between short-term and long-term incentive compensation opportunities and between cash and non-cash opportunities based on (1) benchmarking and other external data, (2) recommendations from our independent compensation consultant and (3) recommendations from our CEO and SVP HR.

Direct Compensation Components and 2013 Compensation Decisions

Salaries

The Committee reviews the salaries of our NEOs annually. In January 2013, the Committee reviewed the base salaries of its NEOs. Messrs. Berryman, Mirzayantz and Vaisman, who each received salary increases effective July 1, 2012, did not receive salary increases in 2013. Mr. Tough’s salary was also not adjusted as part of this review. Based on the interval since the last base salary adjustment and her individual performance, the Committee increased the base salary of Ms. Chwat by $15,000, effective April 1, 2013, which was the effective date of Company salary increases generally.

Annual Incentive Plan

The Company maintains the AIP for our NEOs and other employees. Overall, the Committee seeks to establish corporate performance goals that are challenging yet attainable. For our NEOs, 2013 AIP payouts depended on the achievement of specific Company-wide quantitative performance goals, along with individual contributions toward the enterprise results based on business unit goals for the Group Presidents. Each year the Committee sets an AIP target (stated as a percentage of base salary) for each NEO. For 2013, the Committee decided to maintain the AIP percentage targets at the same level as 2012. However, as a result of the salary increase described above, the AIP dollar target amount was increased for Ms. Chwat.

	2013 Salary	Target AIP as % Base Salary	AIP Target
Douglas D. Tough	$1,200,000	120%	$1,440,000
Kevin C. Berryman	$525,000	80%	$420,000
Nicolas Mirzayantz	$510,000	80%	$408,000
Hernan Vaisman	$525,000	80%	$420,000
Anne Chwat	$465,000	60%	$279,000

Performance Metrics and Capped AIP Payouts:    Based on a review of the annual and long-term financial goals, operational plans and strategic initiatives and the prior year’s actual results, the Committee annually sets the financial performance metrics for the Company and the respective business units that it will use to measure performance as well as the relative weighting that will be assigned to each metric. The Committee then approves threshold, target and maximum performance levels for each performance metric. Upon achievement of the relative performance level, an executive has the opportunity to earn up to the following AIP target award for such metric:

Threshold	—	25%
Target	—	100%
Maximum	—	200%

2013 AIP Performance Metrics:    As discussed above, for 2013 AIP awards, the Committee approved four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin percentage and (4) working capital percentage. These performance metrics were selected for the following reasons:

•

Local currency sales growth reflects both increases in market share and sales expansion, which drives increases in gross profit. By measuring achievement exclusive of currency fluctuations, this goal helps to ensure that we are rewarding real incremental growth.

•

An increase in operating profit (in dollar terms) encourages the management of gross profit dollars against operating expenses. Achieving this goal helps provide the Company with the funding to reinvest in the business to drive future growth.

•	Improvement in gross margin percentage is an important measure for analyzing our ability to effectively recover increases in the cost of raw materials, cost discipline and operating efficiencies.

•	Improvements in working capital drive better operating cash flow generation. For this purpose, we define working capital as inventories and trade accounts receivable less trade accounts payable.

For 2013, the weighting assigned to each of the financial performance metrics was as follows:

	Corporate Participants (1)		Business Unit Participants (2)
Performance Metric	Corporate Weighting	Bus. Unit Weighting	Corporate Weighting	Bus. Unit Weighting	Total Weighting
Local Currency Sales Growth	40%	0%	20%	20%	40%
Operating Profit	30%	0%	15%	15%	30%

Gross Margin Percentage	15%	0%	0%	15%	15%
Working Capital Percentage	15%	0%	15%	0%	15%

Total	100%	0%	50%	50%	100%

(1)	CEO, CFO and General Counsel.
(2)	Our two Group Presidents.

The 2013 weightings for corporate and business unit participants remained unchanged, and continue to assign greater weight to local currency sales growth and operating profit goals because the Committee believes that these two performance metrics are the most relevant measures of overall annual Company performance and are key to driving sustained long-term growth.

Determination of 2013 Performance Levels:    In determining our 2013 AIP performance levels, the Committee considered our annual targets for 2013, our 2012 actual results and reviewed payout trends over the prior three-year and five-year periods. The Committee determined to maintain for 2013 AIP payout levels and ranges as utilized for 2012

2013 Corporate and Business Unit AIP Performance:    Our actual performance against our 2013 AIP corporate financial metrics is set forth in the tables below. In establishing AIP financial performance metrics and in determining actual achievement against performance metrics, we eliminated the impact of certain non-core expenses (net of related benefits realized during the period) and non-core gains in order to reflect our fundamental operating results. For 2013, the AIP target performance levels and actual achievement against the target performance levels excluded costs or income associated with (i) the closing of our Fragrance ingredients plant in Augusta, Georgia, (ii) plant closings or partial closings in Europe and Asia, (iii) the sale of non-operating assets, (iv) certain tax-related items and (v) unbudgeted mark-to-market adjustments related to our Deferred Compensation Plan (together, the “2013 non-core items”). Similarly, we excluded the effects of incentive compensation provisions in calculating gross margin performance in order to better focus on the underlying operating performance of our product portfolio. The Committee believes that the necessary self-funding of incentive compensation payments is covered in the operating profit component of the AIP program.

Corporate Performance

The table below reflects the 2013 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by each NEO that is evaluated solely on corporate performance: Messrs. Tough and Berryman and Ms. Chwat.

Performance Metric	Threshold	Target	Maximum	Actual	Award Payout (as % of Target)	Corporate Weighting	Total Weighted Award
Local Currency Sales Growth	2.0%	4.0%	6.0%	5.1%	155%	40%	62.0%
Operating Profit	$509M	$534M	$559M	$545M	144%	30%	43.1%

Gross Margin	41.4%	42.9%	44.4%	44.1%	180%	15%	27.0%
Working Capital	32.3%	30.8%	29.3%	29.7%	173%	15%	26.0%
Total Award (as % Target)	25%	100%	200%	—	—	100%	158.1%

During 2013, our corporate performance was between target and maximum for each performance metric. The actual dollar amount earned by each NEO is set forth below under “2013 Individual AIP Payouts.”

Fragrane Business Unit Performance

The table below reflects the 2013 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Fragrance.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. %	Corp. Weighted Award	Total Weighted Award
Local Currency Sales Growth	0.7%	2.7%	4.7%	200%	20%	40%	20%	31.0%	71.0%
Operating Profit	$239M	$255M	$272M	200%	15%	30%	15%	22.0%	51.6%

Gross Margin	40.7%	42.2%	43.7%	200%	15%	30%	0%	0%	30.0%
Working Capital	38.0%	36.2%	34.4%	200%	0%	0%	15%	26.0%	26.0%
Total Award (as % Target)	25%	100%	200%	—	50%		50%		178.6%

During 2013, our Fragrance business unit performance exceeded the maximum for each performance metric. The actual dollar amount earned by our Group President, Fragrance is set forth below under “2013 Individual AIP Payouts.”

Flavors Business Unit Performance

The table below reflects the 2013 AIP financial metrics, their respective targets and the payouts earned for each metric and overall by our Group President, Flavors.

Performance Metric	Threshold	Target	Max.	Award Payout (as % of Target)	Bus. Unit Weight	Bus. Unit Weighted Award	Corp. %	Corp Weighted Award	Total Weighted Award
Local Currency Sales Growth	3.7%	5.7%	7.7%	66%	20%	13%	20%	31.0%	44.3%
Operating Profit	$302M	$322M	$344M	105%	15%	16%	15%	22.0%	37.4%
Gross Margin	41.9%	43.4%	44.9%	153%	15%	23%	0%	0%	23.0%
Working Capital	26.6%	25.4%	24.2%	125%	0%	0%	15%	26.0%	26.0%
Total Award (as % Target)	25%	100%	200%		50%		50%		130.7%

During 2013, our Flavors business unit performance was between target and maximum for each of operating profit, gross margin and working capital, and was below target for local currency sales growth. The actual dollar amount earned by our Group President, Flavors is set forth below under “2013 Individual AIP Payouts.”

2013 Individual AIP Payouts

The AIP payout for 2013 for the NEOs, based on the actual achievement of each of the financial performance metrics, is included under the heading “Grants of Plan-Based Awards” in this proxy statement. Based on the Corporate and Business Unit performance outlined in the tables above, 2013 AIP payouts were as follows:

		2013 Payout
Executive	2013 AIP Target ($)	As % of Target	Award ($)
Douglas D. Tough	$1,440,000	158.1%	$2,276,352
Kevin C. Berryman	$420,000	158.1%	$663,936
Nicolas Mirzayantz	$408,000	178.6%	$728,443
Hernan Vaisman	$420,000	130.7%	$548,436
Anne Chwat	$279,000	158.1%	$441,043

Long-Term Incentive Plan

We believe that LTIP awards reward our executive officers, including our NEOs, for financial results and align their interests with the interests of our shareholders. Annually, the Committee reviews the LTIP to determine (1) the metrics that should be used to encourage long-term success, (2) the weightings that should be applied to such metrics and (3) the annual and cumulative targets for such metrics. The Committee believes that commencing a new three-year LTIP cycle each year helps to (i) provide a regular opportunity to re-evaluate long-term metrics, (ii) align goals with the ongoing strategic planning process and (iii) reflect changes in our business priorities and market factors. The Committee also annually sets a total LTIP target award for each NEO, which reflects the total LTIP value a NEO has the opportunity to receive at the end of the three-year cycle if we meet all our targets. To the extent that we meet the minimum target financial goals or the maximum financial goals, the actual payout to the NEO could be significantly less or more than the total LTIP target award.

Performance Segments.    Given the difficulty in setting long-term goals in the current economic environment, the Committee believes that the LTIP should continue to comprise four performance segments, consisting of three annual performance segments (Year 1, Year 2 and Year 3) and a cumulative segment covering the three-year period. In each performance segment, 25% of the total LTIP target award is earned.

Performance Metrics.    During the three annual performance segments, Company performance is measured against two equally-weighted financial metrics. For the 2011-2013 LTIP cycle, these two metrics were earnings per share (“EPS”) and total shareholder return versus the S&P 500 (“TSR”). Commencing with the 2012-2014 LTIP cycle, the Committee decided to use TSR and Economic Profit (“EP”) instead of EPS as the financial metrics for measuring Company performance for the three annual performance segments. As part of a strategic review of our businesses in 2010, we began including EP in the evaluation of relative performance across our business portfolio. We believe that evaluating EP helps us identify the sources and drivers of value across our businesses. Furthermore, we believe that EP growth is closely linked to the creation of shareholder value. Consequently, the Committee believes that changing from EPS to EP more closely aligned our compensation with the creation of long-term shareholder value. EP measures operating profitability after considering (i) all our operating costs, (ii) income taxes and (iii) a charge for the capital employed in the business. Capital employed primarily includes working capital, property, plant and equipment, and intangible assets. The capital charge is determined by applying the estimated weighted average cost of capital (“WACC”) times the average invested capital employed. The estimated WACC rate is the blended average cost of our debt and equity capital.

For the cumulative performance segment, Company performance continues to be measured by TSR. The Committee believes that TSR as compared to other public companies in which shareholders may choose to invest is a good indicator of our overall long-term performance, and directly ties our executives’ compensation opportunity to our share price appreciation and dividend payments relative to a major large-cap index.

TSR is calculated by measuring the change in the market price of stock plus dividends paid (assuming the dividends are reinvested) for the Company and the S&P 500 companies over the performance period. The market price for purposes of calculating the TSR of the Company and the S&P 500 on each year-end or cycle-end date is determined based on the average closing price per share of each company’s common stock over the period of 20 consecutive trading days preceding that date, as reported by a reputable reporting service.

For each of the three annual performance segments, each of the EP or EPS goal, as the case may be, and the TSR goal are set at the beginning of the each annual performance segment and are equally weighted. For the cumulative segment, the TSR goal is set at the beginning of the three-year cycle.

The table below sets forth the relative weightings of each metric for the 2011-2013 LTIP cycle.

Segment	Earnings Per Share (EPS) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

The table below sets forth the relative weightings of each metric for the 2012-2014 LTIP cycle and the 2013-2015 LTIP cycle that was approved by the Committee at the beginning of 2013:

Segment	Economic Profit (EP) Growth	Total Shareholder Return (TSR) relative to the S&P 500	Total Weighting of Segment
Year 1	12.5%	12.5%	25%
Year 2	12.5%	12.5%	25%
Year 3	12.5%	12.5%	25%
Cumulative Segment (Year 1-Year 3)	0%	25%	25%
Total LTIP Cycle	37.5%	62.5%	100%

At the end of each year, the Committee reviews our annual performance and cumulative performance for the then-ended three-year cycle. To the extent that our annual performance has met or exceeded the threshold annual EP or EPS goal, as the case may be, and the threshold annual TSR goal, the Committee approves “banking” the credit that will be applied to the payout at the end of the three-year cycle. For the three-year cycle then-ended, the Committee approves the total payout, taking into consideration the performance for each of the prior annual performance segments.

2013-2015 LTIP Target Awards

In early 2013, the Committee approved the following total LTIP target awards to our NEOs for the 2013-2015 performance cycle:

NEO	Total LTIP Target Award
Douglas D. Tough	$2,000,000
Kevin C. Berryman	$450,000
Nicolas Mirzayantz	$450,000
Hernan Vaisman	$450,000
Anne Chwat	$279,000

The Committee set the cumulative three-year TSR Goal for the 2013-2015 LTIP cycle at the same level that had been set for the prior year’s LTIP cycle, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
Cumulative TSR vs. S&P 500	35th percentile	55th percentile	75th percentile

For the 2013-2015 LTIP cycle, the Committee determined that 50% of the value of any payouts would be paid in cash and 50% would be paid in shares, consistent with the 2011-2013 and 2012-2014 LTIP cycles. The Committee believes that paying 50% of the LTIP value in shares creates a stronger alignment between executives and shareholders, and provides additional incentive for executives to achieve superior Company performance and to produce share price appreciation over the three-year performance cycle. The number of shares of our common stock for the 50% portion that would be paid in stock is determined based on the market price of the common stock at the beginning of the cycle. For the 2013 cycle, it was based on $65.95 per share, the average closing market price for the twenty trading days prior to January 2, 2013, the first stock trading day of the cycle. At the conclusion of each of the first two annual performance segments, the dollar value and number of shares will be “banked” based on the performance of each such segment. When the final performance segment and the three-year cycle are concluded and the LTIP payouts are approved by the Committee, the cumulative dollar value and cumulative number of shares will be paid to the executive.

Annual LTIP Goals and 2013 LTIP Performance

In early 2013, the Committee also set (1) the threshold, target and maximum 2013 annual EP goal for the 2012-2014 and 2013-2015 LTIP cycles, (2) the threshold, target and maximum 2013 annual EPS goal for the 2011-2013 LTIP cycle and (3) the threshold, target and maximum annual TSR goal which applies to each of the three current LTIP performance cycles, as follows:

Criteria	Threshold (25%)	Target (100%)	Maximum (200%)
EP	$208M	$226M	$245M
EPS	$4.08	$4.38	$4.68
Annual TSR vs S&P 500	35th percentile	55th percentile	75th percentile

2012-2014 and 2013-2015 LTIP Cycle Performance

For the 2013 segment of the 2012-2014 and 2013-2015 LTIP cycles, our EP of $243 million, as adjusted for 2013 non-core items, was between the target performance level of $226 million and maximum performance level of $245 million. As a result, our NEOs earned approximately 190% of the EP goal for the year. Our TSR for 2013 was at the 49th percentile, and as a result, our NEOs earned approximately 77% of the TSR goal for the 2013 segment. The LTIP award earned and “banked” for the 2013 segment of the 2012-2014 and 2013-2015 LTIP cycles was therefore equal to approximately 134% of target.

2011-2013 LTIP Performance and Payout

For the 2013 segment of the 2011-2013 LTIP cycle, our EPS of $4.46, as adjusted for 2013 non-core items, was between the target performance level of $4.38 and maximum performance level of $4.68. As a result, our NEOs earned approximately 127% of the EPS goal for the year. As noted above, our TSR for 2013 was at the 49th percentile, resulting in our NEOs earning approximately 77% of the TSR goal for the 2013 segment. Our cumulative TSR was positioned at approximately the 58th percentile versus the S&P 500, which equates to a payout of 115% of target.

The overall payout for the 2011-2013 LTIP cycle was approximately 105% of target, based on the following EPS and TSR results against objectives, as determined by the Committee.

Segment	Segment Weighted EPS Result	Segment Weighted TSR Result	Combined Segment Weighted Result	Segment Weighting	Overall Result
2011	39%	63%	51%	25.00	12.7%
2012	108%	198%	153%	25.00	38.2%
2013	127%	77%	102%	25.00	25.5%
Cumulative	—	115%	115%	25.00	28.8%

Total				100.00	105.2%

The LTIP payout for the 2011-2013 performance cycle for the NEOs, based on the actual achievement of quantitative objectives, is discussed in greater detail following the Grants of Plan-Based Awards Table.

During the 2013 segment of the 2011-2013 LTIP performance cycle, EP grew approximately 20%. For the LTIP performance cycles that concluded in 2009 through and including 2013, the actual overall corporate percentage payout under the LTIP against those long-term cycle performance goals ranged from approximately 91% to 150%, with an average payout of 119% over the five LTIP performance cycles.

Equity Choice Program

We believe that equity is a key component of our long-term incentive compensation as it (1) provides participants with a meaningful stake in the Company, thereby aligning their interests more closely with shareholders, (2) encourages participants to focus on long-term success and (3) helps to attract and retain top talent. We believe that our Equity Choice Program (“ECP”) is an effective vehicle to encourage ownership as it provides participants the flexibility to allocate their award among three types of equity.

Annually our Committee determines the dollar range of ECP awards for each level of participating executive based on peer group and long-term incentive practices survey data, a review of the competitiveness of the combined value of the ECP awards and LTIP awards with market practices and other factors that it deems appropriate. For 2013, these ranges were as follows:

	Lower Limit	Midpoint	Upper Limit
CEO	$750,000	$1,500,000	$2,250,000
Group Presidents, CFO	$225,000	$450,000	$675,000
General Counsel	$150,000	$300,000	$450,000

The Committee then approves the actual dollar award to be granted to each NEO other than the CEO, and recommends to the independent members of the Board of Directors for approval the actual dollar award for the CEO. All ECP awards are generally subject to a vesting period of approximately three years, which the Committee believes is consistent with a goal of executive retention, is an attractive tool for recruiting, motivating and retaining executive talent and encourages alignment with shareholders by reinforcing investment and ownership in our Company by our executives.

ECP participants, including all of our NEOs, may choose from three types of equity award grants (1) Purchased Restricted Stock (“PRS”), (2) stock settled appreciation rights (“SSARs”), and (3) Restricted Stock Units (“RSUs”). PRS is assigned an adjustment factor of 120% to provide incentive to participants to invest in and accumulate shares to promote retention and increase alignment of participants’ interests with those of our shareholders. Elections are made in 5% increments. Based on the participant’s election, a participant’s dollar award value is converted into PRS, SSARs or RSUs on the grant date based on the market price of our common stock on such date.

The table below sets forth each of the three types of equity awards offered and their adjustment factor. During 2013, ECP participants, including all of our NEOs, made choices based on the differences among the equity award types described below.

Types of Equity	Description of Equity Type	Adjustment Factor
PRS

PRS are restricted shares of our stock (or restricted stock units for non-U.S. participants) which the Company grants as a match against shares of our stock purchased at full value by an ECP participant on the grant date. If an ECP participant chooses PRS, then he or she must write a check (or deliver shares with an equivalent value) for the dollar amount of the ECP award that he or she is electing to receive in PRS. Upon receipt of the funds by the Company, the ECP participant receives a matching number of PRS shares or RSUs from the Company.

During the restricted period, a PRS holder has the same rights as an ordinary shareholder including the right to vote and dividend rights (or dividend equivalents in the case of non-U.S. participants). On the vesting date, which is approximately three years from the date of grant, PRS shares become unrestricted. PRS shares are the most rapid way for participants to accumulate and build share ownership based on the participant’s direct investment in our stock. As an incentive to promote share accumulation and direct investment in our stock, there is a 20% adjustment upward of the award value if PRS is elected. In 2013, the Committee approved a “match upon grant” structure to provide a more tax efficient structure to non-U.S. employees.

120%

Types of Equity	Description of Equity Type	Adjustment Factor
SSARS

SSARs are a contractual right to receive the value, in shares of Company stock, of the appreciation in our stock price from the SSAR grant date to the date the SSAR is exercised by the participant. As an approximation of binomial stock option valuation methods used under ASC Topic 718 (as used for financial reporting purposes), participants receive a number of SSARs equivalent to 4.5 times the elected SSAR award value divided by the grant price. In 2013, the Committee adjusted the multiple from 4.0 to 4.5 times to more closely align the ratio of SSARs to restricted shares based on the actual valuation of SSARs. SSARs provide upside potential for share accumulation and alignment with shareholders because SSARS only have value if the stock price increases after the grant date. SSARS have a neutral adjustment factor.

SSARs become exercisable on a stated vesting date, which is approximately three years from the grant date, and expire on the seventh anniversary of the grant date. SSARs do not require a financial investment by the SSAR grantee.

		100%
RSUs	RSUs are our promise to issue unrestricted shares of our stock on the stated vesting date, which is approximately three years from the grant date. For 2013, the adjustment factor for RSUs was increased from 0.6 to 1.0, and the maximum choice restriction on RSUs was removed. This change was made to more closely align the use of full value awards with market practices where such awards can make up a larger percentage of overall compensation, and to provide a more valuable alternative for ECP participants that are not able to fund the purchase of PRS.	100%

As an example of how the ECP offers the participant a range of outcomes, the following table shows the different number of shares and values to the participant at vesting for an ECP award of $500,000. For all three choices, vesting occurs approximately three years from the grant date:

Assumes a Common Share Value of $80.00 at Award(1)
	PRS (2)	SSARs (3)	RSU
Award Value	$500,000	$500,000	$500,000
Adjustment Factor	1.2	1.0	1.0
Post-Factor Value	$600,000	$500,000	$500,000
Participant Required Investment	$600,000	—	—
Award Shares/SSARs At Grant Date	7,500 Shares	28,125 SSARs	6,250 Shares
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Increase)(2)	$911,654	$584,352	$629,856
Dollar Value of Award At Vesting/Exercise (Assuming 8% Compounded Annual Stock Price Decrease)	$334,426	$0	$389,344

(1)	Share values and share value increase/decrease are used in this table are for illustrative purposes only and are not intended as forecasts of future stock price performance.

(2)	PRS values at grant and vesting include the participant’s appreciation or loss on the required investment in addition to the value of the granted restricted stock. The values exclude dividends.

(3)	The examples above illustrate value delivered for each ECP grant form over the approximate three-year vesting period. However, SSARs are only taxable when the SSAR is exercised. Participants may choose to hold their SSARs longer than the three-year vesting period (up to the full seven-year contractual term) and continue to participate in future stock price appreciation, if any.

2013 Equity Choice Program Awards

In January 2013, the Committee approved the 2013 ECP values awarded to each executive, including our NEOs, with an effective grant date of April 30, 2013. The period of time between approval of ECP values and the actual grant date gives ECP participants time to make their irrevocable ECP elections and to arrange finances for the purchase of PRS if so elected. The Committee determined that the 2013 ECP grants would vest on April 1, 2016, which is slightly less than three years from the grant date, to enable participants to use vested PRS shares to acquire new PRS shares in 2016, to the extent granted.

For 2013, similar to prior years, the actual amount of ECP awards was based on an evaluation of the NEO’s individual performance, long-term potential and market factors, including retention considerations. The following table sets forth the 2012 and 2013 ECP awards for our NEOs:

	2012 ECP Award	2013 ECP Award
Douglas D. Tough	$1,800,000	$2,000,000
Kevin C. Berryman	$600,000	$600,000
Nicolas Mirzayantz	$500,000	$600,000
Hernan Vaisman	$600,000	$600,000
Anne Chwat	$350,000	$425,000

Reflecting our 2012 performance, the ECP awards granted in 2013 to each of our NEOs, other than our CFO and Group President, Flavors, was at or above the award received in 2012. For 2013, the Committee increased the ECP Award of our CEO, our Group President, Fragrances, and our General Counsel, reflecting our NEO’s high level of performance and to provide a total 2013 long-term award opportunity (ECP award plus 2013 LTIP target award) that was fully competitive with market benchmarks. The actual value of this award will depend on future stock price performance.

The following table shows the ECP dollar award value approved by the Committee for each NEO during 2013 and the percentage and adjusted dollar value after application of the adjustment factor of each type of award elected by each NEO:

	2013 Unadjusted ECP Award	PRS Election		RSU Election
		Percent Election	Adjusted Value	Percent Election	Adjusted Value
Adjustment Factor			120%		100%
Douglas D. Tough	$2,000,000	100%	$2,400,000	0%	$—
Kevin C. Berryman	$600,000	100%	$720,000	0%	$—
Nicolas Mirzayantz	$600,000	100%	$720,000	0%	$—
Hernan Vaisman	$600,000	0%	$—	100%	$600,000
Anne Chwat	$425,000	100%	$510,000	0%	$—

The actual equity award grants to each NEO, based on the above elections, are identified in the Grants of Plan-Based Awards Table. Information on prior ECP awards that vested in 2013 can be found in the Options Exercised and Stock Vested Table.

Indirect Compensation

In additional to direct compensation, the Committee believes that providing executive officers reasonable indirect compensation enhances the competitiveness of our compensation program. During 2013, the indirect compensation programs available to our NEOs included (i) the ability to participate in a Deferred Compensation Program, or DCP, (ii) a limited perquisite program, (iii) the ability to receive severance and other benefits under our Executive Separation Policy, or ESP, (iv) the ability to receive benefits under an Executive Death Benefit Plan and (v) Long Term Disability coverage. The Committee regularly reviews the cost and benefits of these programs.

Deferred Compensation Plan

As part of our compensation program, we offer U.S.-based executives and other senior employees an opportunity to participate in our DCP. Pursuant to the terms of the DCP, we provide the same level of matching contributions to our executive officers that are available to other employees under our 401(k) savings plan. We also use the DCP to encourage executives to acquire deferred shares of our common stock that are economically equivalent to ownership of our common stock but on a tax-deferred basis. We do this to encourage executives to be long-term owners of a significant equity stake in us and to enhance the alignment between the interests of executives and those of our shareholders.

Our costs in offering the DCP consist of the time-value of money costs, the cost of the matching contribution that supplements the 401(k) savings plan, administrative costs and a 25% premium for cash deferred in an executive’s DCP account contingent on the executive remaining employed by the Company (other than for retirement) for the full calendar year following the year when such deferral is made. If notional investments within the DCP increase in value, the amount of our payment obligation will increase. The time-value of money cost results from the delay in the time at which we can take tax deductions for compensation payable to a participating executive.

Additional information about the DCP and supplemental matching contributions and premiums on cash deferrals under the DCP made for NEOs may be found below under “2013 Non-Qualified Deferred Compensation.”

Perquisite Program

Our NEO perquisites program offers non-monetary benefits that are competitive and consistent with the marketplace as determined through a market study conducted by our independent compensation consultant. Under the perquisites program, executives are eligible to receive certain benefits including:

•	Company car or car allowance: the CEO and the other NEOs are eligible to obtain a Company-provided automobile once every three years;

•	Annual physical exam;

•	Financial planning (up to approximately $10,000 per year);

•	Tax preparation and estate planning (up to $4,000 over a three-year period); and

•	Health club membership (up to $3,000 annually).

As part of his employment agreement our CEO is entitled to receive a $25,000 annual allowance for financial planning, tax preparation and estate planning services, rather than the above limits. He is also entitled to have us pay for dues for a luncheon club in Manhattan, but this perquisite was not exercised in 2013. The personal value of all perquisites (other than the annual physical examination) is reported as income to the individual and accordingly is subject to tax. The Committee believes that the total value of our perquisites program is reasonable. Additional details concerning perquisites are included in the footnotes to the All Other Compensation Table.

Executive Separation Policy

We provide severance and other benefits under our ESP to executives whose employment is terminated not for cause, upon retirement, death or disability, and in the event of a termination by the executive for good reason in connection with a change in control of the Company. This policy helps us in competing with other companies in recruiting and retaining qualified executives. When recruiting an executive from another company, the executive in most cases will seek contract terms that provide compensation if his or her employment is terminated by us in cases in which the executive has not engaged in misconduct. The level of separation pay under the ESP is based on a tier system and each executive’s assigned tier is based on the executive’s grade level. All our NEOs are in Tier I. The specific separation pay by tier was developed with the assistance of our independent compensation consultant and determined by the Committee. Our CEO receives severance of 12 months in accordance with the terms of his letter agreement. We believe that the ESP provides a level of separation pay and benefits that is within a range of competitive practice of our peer group companies.

A discussion of our ESP and the payments that each of our NEOs would have been eligible to receive had a covered termination occurred as of December 31, 2013 is set forth below under “Potential Payments upon Termination or Change in Control.”

Executive Death Benefit Plan

Our Executive Death Benefit Plan provides participants, including each of the NEOs, with a pre-retirement death benefit equal to twice the participant’s annual base salary (excluding bonus and other forms of compensation) less $50,000, the death benefit provided by our basic group term life insurance plan for employees and retirees. The plan also provides a death benefit post-retirement, or pre-retirement after attaining age 70, equal to one times the participant’s base salary (excluding bonus and other forms of compensation) for the year in which the participant retires or reaches the age of 70, assuming the participant was an executive officer, less $12,500 of group coverage for retired participants and less $50,000 for senior participants (those who have attained the age of 70 and remain employed with the Company).

Supplemental Long Term Disability

We offer our U.S.-based employees Long Term Disability (“LTD”) coverage at Company expense, which provides a benefit, calculated as a percentage of base salary, in the case of full disability. Under our group plan, the maximum base salary is $300,000, and the maximum monthly benefit is $15,000. In July 2013, the Committee authorized the purchase of Supplemental LTD insurance to provide a maximum monthly benefit of $25,000 for U.S.-based employees, including our NEOs, who earn a base salary plus bonus in excess of the maximum base salary of $300,000 under our group plan. The Supplemental LTD insurance premium, like our basic group LTD policy, is fully paid by the Company and is taxable income to employees upon receipt of the benefit.

Clawback Policy

Historically, our various clawback policies provided that incentive compensation and severance could be recovered from our NEOs and other employees based on an accounting restatement or an employee’s violation of non-competition, non-solicitation, confidentiality and similar covenants pursuant to our 2010 Stock Award and Incentive Plan (or “SAIP”), our ESP and our letter agreement with our CEO.

In 2013, the Committee and Board engaged in an extensive review of our existing clawback provisions and best governance practices in our industry and in general. As a result of this review, in early 2014, the Committee and Board expanded the scope of our compensation recoupment, or clawback, policies. The triggers for recovery of compensation were amended to include financial misstatements, without regard to fault, and an employee’s willful misconduct or violation of a Company policy that is materially detrimental to the Company, as determined by the Committee. All compensation under our SAIP, including AIP, LTIP, ECP and other cash and equity awards is subject to clawback, as well as payments made under our ESP.

Tax Deductibility

We generally attempt to structure executive compensation to be tax deductible. However, the Committee also believes that under some circumstances, such as to attract or to retain key executives, to recognize outstanding performance or to take into account the external business environment, it may be important to compensate one or more key executives above tax deductible limits.

2014 Compensation Actions

In February 2014, Mr. Vaisman, our Group President, Flavors, announced his intention to retire effective April 1, 2014. The Board appointed Matthias Haeni, our Regional General Manager for Flavors Europe, Africa, and the Middle East, to succeed Mr. Vaisman. In connection with his promotion and his transfer to the United States, the Compensation Committee approved Mr. Haeni’s compensation package after consultation with its compensation advisor. Upon his promotion, Mr. Haeni’s compensation will be adjusted in-line with the levels of compensation currently provided to our Group Presidents. In addition, in connection with his relocation to the United States, Mr. Haeni will be eligible to receive transitional assistance associated with his tax, housing and retirement savings for a limited period.

Non-GAAP Reconciliation

This Compensation Discussion and Analysis includes the following non-GAAP financial measures: local currency sales, adjusted operating profit and adjusted earnings per share. Please see Exhibit A of this proxy statement for a reconciliation of such metrics.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on those reviews and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Compensation Committee

J. Michael Cook (Chair)

Marcello V. Bottoli

Roger W. Ferguson, Jr.

Christina Gold

Alexandra A. Herzan

VIII. PROPOSAL III — ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (known as the Dodd-Frank Act) requires us to provide our shareholders with the opportunity to approve, on a nonbinding, advisory basis, the compensation of our NEOs as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, often referred to as “Say on Pay.”

As discussed in detail in the Compensation Discussion and Analysis and the compensation tables and narratives that follow, the compensation program for our NEOs is designed (i) to attract, retain and motivate our executives who are critical to our success, (ii) to reward achievement of both annual and long-term performance goals, and (iii) to align the interests of our executives with those of our shareholders. Pursuant to our compensation program, an average of 77% of our NEO’s 2013 target total direct compensation is considered “variable” and tied to our Company’s performance based on a number of financial goals and Company stock price performance and dividend return (TSR).

We believe that our executive compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and rewarding the achievement of financial and operational performance metrics that build shareholder value. This balance is evidenced by the following:

•

Our AIP rewards the achievement of our annual performance objectives by providing awards based on the attainment of four financial performance metrics: (1) local currency sales growth, (2) operating profit, (3) gross margin and (4) working capital.

•

Our LTIP rewards solid Company performance by providing awards based on (i) Economic Profit and (ii) our annual and cumulative TSR performance relative to the S&P 500. In addition, the LTIP aligns our executives’ interests with those of our shareholders by paying 50% of the earned award in shares of our common stock.

•	Our ECP incentivizes our executives to create value for our shareholders by providing equity-based compensation.

•

We require our NEOs to meet certain stock ownership guidelines under our Share Retention Policy to promote alignment of our executives’ interests with those of our shareholders and to discourage excessive risk taking for short-term gains.

For additional information on the compensation program for our NEOs, including specific information about compensation in 2013, please see the information in this proxy statement under the heading “Compensation Discussion and Analysis,” along with the compensation tables and narrative descriptions that follow.

We provide our shareholders with the opportunity to cast the Say on Pay vote on an annual basis. In accordance with the Dodd-Frank Act, the Say on Pay vote will be an advisory vote regarding our Company’s NEO compensation program generally and does not examine any particular compensation element individually. Because the Say on Pay vote is advisory, it is not binding on our Company, our Compensation Committee or our Board. However, the Compensation Committee intends to review the results of the advisory vote and will be cognizant of the feedback received from the voting results as it completes its annual review and engages in the compensation planning process.

Accordingly, we will ask our shareholders to vote on the following resolution at the 2014 Annual Meeting:

“RESOLVED, that, the compensation paid to the Company’s NEOs, as disclosed in this proxy statement for our 2014 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative disclosure, is hereby approved.”

The Board of Directors believes the compensation of our NEOs is appropriate and promotes the best interests of our shareholders and therefore recommends that shareholders vote FOR approval of this resolution.

IX. EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the 2013, 2012 and 2011 compensation for:

•	our CEO;

•	our CFO; and

•	our three other most highly compensated executive officers.

We refer to the executive officers included in the Summary Compensation Table as our NEOs. A detailed description of the plans and programs under which our NEOs received the following compensation can be found in this proxy statement under the heading “Compensation Discussion and Analysis.”

2013 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)(2)	Bonus ($)	Stock Awards ($) (3)(4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (5)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)(9)	Total ($)

Douglas D. Tough	2013	1,200,000	—	3,406,991	—	3,487,602	—	307,631	8,402,224
Chairman and Chief Executive Officer	2012	1,200,000	—	3,158,257	—	3,451,664	—	387,697	8,197,618
	2011	1,200,000	—	2,483,416	—	872,614	—	318,065	4,874,095

Kevin C. Berryman	2013	525,000	—	946,526	—	936,467	—	141,005	2,548,998
Executive Vice President and Chief Financial Officer	2012	512,500	—	800,623	82,580	896,236	—	180,255	2,472,194
	2011	500,000	—	558,472	143,994	245,338	—	126,971	1,574,775

Nicolas Mirzayantz	2013	510,000	—	946,526	—	1,000,974	(96,591)	122,110	2,483,019
Group President, Fragrances	2012	505,000	—	824,602	—	873,518	201,264	161,201	2,565,585
	2011	500,000	—	874,637	—	194,884	250,173	118,069	1,937,763

Hernan Vaisman	2013	525,000	—	794,937	—	820,967	—	82,148	2,223,052
Group President, Flavors	2012	512,500	—	393,434	206,449	907,677	—	88,300	2,108,360
	2011	500,000	—	402,470	239,987	437,028	—	93,971	1,673,456

Anne Chwat (10)	2013	461,250		650,471	—	606,067	—	144,650	1,862,438
Senior Vice President, General Counsel and Corporate Secretary	2012	450,000	22,500	554,769	—	540,003	—	200,243	1,767,515
	2011	322,211	—	863,335	—	116,445	—	224,134	1,526,125

(1)	The amounts in this column related to 2013 include the following amounts deferred under the DCP: Mr. Berryman — $42,000; Mr. Vaisman — $42,000; and Ms. Chwat — $138,375.

(2)	The amounts in this column related to 2013 include the following amounts deferred under the Retirement Investment Fund Plan (401(k)): Mr. Tough — $23,000; Mr. Berryman — $23,000; Mr. Mirzayantz — $23,000; Mr. Vaisman — $23,000; and Ms. Chwat — $23,000.

(3)	The amounts in the Stock Awards and Option Awards columns represent the aggregate grant date fair value of equity awards granted during each respective fiscal year, calculated in accordance with FASB ASC Topic 718. Details on and assumptions used in calculating the grant date fair value of RSUs, PRS, SSARs, options and LTIP equity incentive compensation may be found in Note 11 to our audited financial statements for the fiscal year ended December 31, 2013 included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The grant date fair value attributable to the 2013-2015 LTIP cycle awards included in the Stock Awards column pertains to the 50% portion of those awards that will be payable in our common stock if the performance conditions are satisfied and is based on the probable outcome of such conditions. The value of these awards at the grant date if the maximum level of performance conditions were to be achieved is as follows: Mr. Tough — $2,014,000; Mr. Berryman — $453,150; Mr. Mirzayantz — $453,150; Mr. Vaisman — $453,150; and Ms. Chwat — $280,953. The actual number of shares earned by the NEOs for the completed 2011-2013 LTIP cycle, for the 2013 segment of the 2012-2014 LTIP cycle, and for the 2013 segment of the 2013-2015 LTIP cycle can be found in the narrative following the Grants of Plan-Based Awards Table under the heading “Long-Term Incentive Plan.”

(4)	The grant date fair value attributable to PRS awards included in the Stock Awards column pertains to the value of the matching portion of the award. Not reflected in this column is the value of shares delivered or cash paid by NEOs to purchase shares in fiscal year 2013 for the participant’s portion of the PRS award (based on the closing stock price on the date of grant) as follows: Mr. Tough — 31,092 shares delivered, valued at $2,399,991; Mr. Berryman — 9,327 shares delivered, valued at $719,951; Mr. Mirzayantz — 9,327 shares delivered, valued at $719,951; and Ms. Chwat — 1,452 shares delivered, valued at $112,080 and 5,155 shares purchased, valued at $397,914.

(5)	The amounts in this column related to 2013 include the following amounts earned under the 2013 AIP: Mr. Tough — $2,276,352; Mr. Berryman — $663,936; Mr. Mirzayantz — $728,443; Mr. Vaisman — $548,436; and Ms. Chwat — $ 441,043.

(6)	LTIP cycles have four performance segments related to each year in the three-year LTIP cycle and the cumulative results for the full three-year cycle. Any amounts earned under a performance segment are credited on behalf of the executive at the end of the relevant segment, but such credited amounts are not paid until the completion of the three-year LTIP cycle. Upon completion, one-half of any award earned for a completed LTIP cycle is paid in cash and the remaining half is paid in shares of our common stock. The cash portion of the NEOs’ credited awards is reported in this column for the year in which such amount was earned, rather than in the year in which such award is actually paid. The amounts in this column related to 2013 include the amounts earned and credited for the 2013 segment of the 2012-2014 and 2013-2015 LTIP cycles and the following amounts earned for the 2013 and cumulative segments under the completed 2011-2013 LTIP cycle: Mr. Tough — $542,250; Mr. Berryman— $122,006; Mr. Mirzayantz — $122,006; Mr. Vaisman — $122,006; and Ms. Chwat — $73,204.

(7)	The amounts in this column represent the aggregate change in the actuarial present value of the NEO’s accumulated benefit under our U.S. Pension Plan (our qualified defined benefit plan) and our Supplemental Retirement Plan (our non-qualified defined benefit plan). Earnings in the interest bearing account in the DCP were not above-market, and earnings in other investment choices under the DCP were not preferential, and therefore are not included.

(8)	Details of the amounts set forth in this column related to 2013 are included in the All Other Compensation Table.

(9)	Amounts for 2011 were restated to adjust certain relocation and other perquisites paid in 2011 that were inadvertently omitted from, or reflected in the incorrect year, in the All Other Compensation columns in 2011.

(10)	Ms. Chwat was hired on April 14, 2011.

2013 All Other Compensation

		Dividends on Stock Awards ($)(1)	Company Match to Defined Contribution Plans ($)(2)	Auto ($)(3)	Club Memberships ($)	Financial/ Estate Planning and Tax Preparation ($)	Executive Death Benefit Program ($)(4)	Supplemental Long-Term Disability Plan ($)(5)	Annual Physical Examination ($)	Matching Charitable Contributions ($)(6)	Total ($)
Douglas D. Tough	2013	150,813	17,850	20,609	—	25,000	78,000	1,009	4,350	10,000	307,631

Kevin C. Berryman	2013	40,222	36,750	14,208	3,000	9,772	26,000	1,054	—	10,000	141,005

Nicolas Mirzayantz	2013	55,595	17,850	4,864	3,000	9,867	21,000	909	4,350	4,675	122,110

Hernan Vaisman	2013	—	36,750	471	—	8,497	31,000	1,080	4,350	—	82,148

Anne Chwat	2013	34,172	63,043	15,234	—	2,797	19,000	1,054	4,350	5,000	144,650

(1)	The amounts in this column are the total dollar value of dividends paid during 2013 on shares of PRS.

(2)	The amounts in this column include: (i) amounts matched by our Company under our Retirement Investment Fund Plan (401(k)); (ii) amounts matched or set aside by our Company under our DCP (which are matching contributions that would otherwise be made under our 401(k) plan but for limitations under U.S. tax law); and (iii) the dollar value of premium shares credited to the accounts of participants in the DCP who elect to defer their cash compensation into the IFF Stock Fund. The premium shares may be forfeited if the executive does not remain employed by our Company for the full calendar year following the year during which such shares are credited. Dividend equivalents are credited on shares (including premium shares) held in accounts of participants who defer into the IFF Stock Fund. Dividend equivalents are included in the Aggregate Earnings in Last Fiscal Year column of the Non-Qualified Deferred Compensation Table and are not included in the amounts represented in this column.

(3)	The amounts in this column are amounts for the personal use of automobiles provided by our Company. The value of personal use of automobiles provided by us was determined by using standard IRS vehicle value tables and multiplying that value by the percent of personal use. The value of fuel was determined by multiplying the overall fuel cost by the percent of personal use. In both cases personal use percentages were determined on a mileage basis. The amounts in this column also include the cost paid by us for a parking garage.

(4)	The amounts in this column are the 2013 costs we incurred for the corporate-owned life insurance coverage we have purchased to offset liabilities that may be incurred under our Executive Death Benefit Program. No participant in this program has or will have any direct interest in the cash surrender value of the underlying insurance policy.

(5)	The amounts in this column are costs incurred by the Company for supplemental long-term disability insurance purchased in 2013.

(6)	The amounts in this column are contributions made by us under our Matching Gift Program to eligible charitable organizations matching contributions made by our NEOs to those charitable organizations during 2013.

Employment Agreements or Arrangements

Mr. Tough

Our Board elected Douglas D. Tough as its non-executive Chairman effective October 1, 2009 and, pursuant to the terms of a letter agreement dated September 8, 2009 between our Company and Mr. Tough, he became our executive Chairman and Chief Executive Officer effective March 1, 2010.

Under this agreement, Mr. Tough’s employment is on an at-will basis until terminated by either party. Mr. Tough is entitled to the following compensation under the agreement:

•	Minimum annual base salary of $1,200,000, which may be increased by the Board of Directors after March 2, 2012.

•	A target AIP bonus of 120% of his base salary and a potential maximum annual bonus of 240% of his base salary.

•	An LTIP target of $2,000,000.

The letter agreement provides for non-competition, non-solicitation, non-disclosure, cooperation and non-disparagement covenants.

Mr. Tough’s letter agreement grants him certain rights upon termination of his employment. These rights are described in this proxy statement under the heading “Termination of Employment and Change in Control Arrangements — Other Separation Arrangements.”

Other NEOs

None of our other NEOs is a party to a written employment agreement. Their compensation is approved by the Compensation Committee and is generally determined by the terms of the various compensation plans in which they are participants and which are described in this proxy statement more fully above in the Compensation Discussion and Analysis, in the narrative following the Grants of Plan-Based Awards Table and under the heading “Termination of Employment and Change in Control Arrangements.” In addition, their salary is reviewed, determined and approved on an annual basis by our Compensation Committee. Executives also may be entitled to certain compensation arrangements provided or negotiated in connection with their commencement of employment with our Company.

Grants of Plan-Based Awards

The following table provides information regarding grants of plan-based awards to our NEOs during 2013. The amounts reported in the table under “Estimated Future Payouts under Non-Equity Incentive Plan Awards” and “Estimated Future Payouts under Equity Incentive Plan Awards” represent the threshold, target and maximum awards under our AIP and LTIP programs. The performance conditions applicable to the AIP and LTIP are described in the Compensation Discussion and Analysis.

With regard to the AIP, the percentage of each NEO’s target award that was actually achieved for 2013 based on satisfaction of the AIP performance conditions is discussed in the Compensation Discussion and Analysis. The amount actually paid to each NEO in 2014 based on 2013 performance under the AIP is included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

With regard to the LTIP, the amounts of each NEO’s award that were actually achieved for 2011-2013 based on satisfaction of the performance conditions for the 2011-2013 LTIP and the 2013 segment of each of the 2012-2014 LTIP and 2013-2015 LTIP cycles are set forth following the Grants of Plan-Based Awards Table. In addition, cash amounts earned by each NEO for the cumulative and 2013 segment of the 2011-2013 LTIP cycle and the 2013 segments of the 2012-2014 LTIP and 2013-2015 LTIP cycles are also included in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. However, any cash or shares credited to a NEO based on achievement of performance conditions during a segment will not be paid until completion of the full LTIP cycle.

2013 Grants of Plan-Based Awards

Name	Type of Award (1)	Grant Date (2)	Date of Compensation Committee Approval	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (3)			Estimated Future Payouts Under Equity Incentive Plan Awards (4)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
				Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)

Douglas D. Tough	AIP	1/28/2013	1/28/2013	360,000	1,440,000	2,880,000
	2013 LTIP	1/28/2013	1/28/2013	250,000	1,000,000	2,000,000	250,000	1,000,000	2,000,000		1,007,000
	PRS	4/30/2013	1/28/2013							31,092	2,399,991

Kevin C. Berryman	AIP	1/28/2013	1/28/2013	102,500	420,000	840,000
	2013 LTIP	1/28/2013	1/28/2013	56,250	225,000	450,000	56,250	225,000	450,000		226,575
	PRS	4/30/2013	1/28/2013							9,327	719,951

Nicolas Mirzayantz	AIP	1/28/2013	1/28/2013	102,000	408,000	816,000
	2013 LTIP	1/28/2013	1/28/2013	56,250	225,000	450,000	56,250	225,000	450,000		226,575
	PRS	4/30/2013	1/28/2013							9,327	719,951

Hernan Vaisman	AIP	1/28/2013	1/28/2013	102,500	420,000	840,000
	2013 LTIP	1/28/2013	1/28/2013	56,250	225,000	450,000	56,250	225,000	450,000		226,575
	RSU	4/30/2013	1/28/2013							7,773	568,362

Anne Chwat	AIP	1/28/2013	1/28/2013	69,750	279,000	558,000
	2013 LTIP	1/28/2013	1/28/2013	34,875	139,500	279,000	34,875	139,500	279,000		140,477
	PRS	4/30/2013	1/28/2013							6,607	509,994

(1)	AIP = 2013 AIP

2013 LTIP = 2013-2015 Long-Term Incentive Plan Cycle

RSU = Restricted Stock Unit

PRS = Purchased Restricted Stock

(2)	All equity, AIP and LTIP grants were made under our 2010 SAIP. The material terms of these awards are described in this proxy statement under the heading “Compensation Discussion and Analysis.”

(3)	AIP amounts in this column are the threshold, target and maximum dollar values under our 2013 AIP. 2013 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2013-2015 LTIP cycle that would be payable in cash if the performance conditions are satisfied.

(4)	2013 LTIP amounts in this column are the threshold, target and maximum dollar values of the 50% portion of our 2013-2015 LTIP cycle that would be payable in stock if the performance conditions are satisfied. The number of shares of our common stock for the 50% portion payable in stock was determined at the beginning of the 2013 LTIP cycle, based on $65.95 per share, the average closing market price of a share of our common stock for the 20 trading days preceding January 2, 2013, the first trading day of the 2013-2015 LTIP cycle. However, the actual value to be realized may vary depending on the closing market price of a share of our common stock on the payout date of 2013 LTIP awards.

(5)	The amounts in this column represent the number of PRS shares granted under the ECP in 2013 on the grant date. Dividends are paid on PRS shares. Footnote 4 to the Summary Compensation Table states the dollar amount delivered by our NEOs (in tendered shares or cash) for these PRS awards. The material terms of the ECP awards are described in this proxy statement under the heading “Compensation Discussion & Analysis.”

(6)

The amounts in this column represent the aggregate grant date fair value of equity awards granted to our NEOs during the fiscal year ended December 31, 2013, calculated in accordance with FASB ASC Topic

718. The grant date fair value of LTIP awards pertains to the 50% portion of those awards that will be payable in shares of our common stock if the performance conditions are satisfied, and is based on the probable outcome of such conditions.

Long-Term Incentive Plan

2011-2013 LTIP Payout

The following table sets forth the total amount earned by each NEO based on achievement of the corporate performance goals for each segment under the 2011-2013 LTIP cycle and based on each executive’s target amount (or reduced target amount for each NEO who was not employed for the entire three-year cycle). The amount reported in the “Total” column is the amount being paid out to the NEOs in 2014 following completion of the 2011-2013 LTIP cycle.

	Segment 1 (2011)		Segment 2 (2012)		Segment 3 (2013)		Cumulative (2011 – 2013)		Total
	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)	Cash ($)	Shares (#)

Douglas D. Tough	126,750	2,277	382,000	6,864	254,750	4,577	287,500	5,167	1,051,000	18,885

Kevin C. Berryman	28,519	513	85,950	1,545	57,319	1,030	64,688	1,162	236,476	4,250

Nicolas Mirzayantz	28,519	513	85,950	1,545	57,319	1,030	64,688	1,162	236,476	4,250

Hernan Vaisman	28,519	513	85,950	1,545	57,319	1,030	64,688	1,162	236,476	4,250

Anne Chwat(1)	17,111	307	51,570	926	34,391	618	38,813	699	141,885	2,550

(1)	Amounts related to 2011 based on a pro-rated target amount due to her commencement of employment on April 14, 2011.

2012-2014 LTIP Credit

Based on our achievement of the corporate performance goals for the 2013 segment (the second segment) of the 2012-2014 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 2 (2013)
	Cash ($)	Shares (#)
Douglas D. Tough	334,500	6,326
Kevin C. Berryman	75,263	1,424
Nicolas Mirzayantz	75,263	1,424
Hernan Vaisman	75,263	1,424
Anne Chwat	45,158	854

2013-2015 LTIP Credit

Based on our achievement of the corporate performance goals for the 2013 segment (the first segment) of the 2013-2015 LTIP cycle and the executive’s target amount, the following cash amounts and number of shares of our stock have been credited on behalf of the executive:

	Segment 1 (2013)
	Cash ($)	Shares (#)
Douglas D. Tough	334,500	5,072
Kevin C. Berryman	75,263	1,141
Nicolas Mirzayantz	75,263	1,141
Hernan Vaisman	75,263	1,141
Anne Chwat	46,663	708

Equity Compensation Plan Information

We are currently granting equity awards only under our 2010 SAIP, which replaced our 2000 SAIP and the 2000 Supplemental Stock Award Plan (the “2000 Supplemental Plan”). The following table provides information regarding our common stock which may be issued under our equity compensation plans as of December 31, 2013.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,080,603	(2)	$49.96	(3)	1,432,802	(4)
Equity compensation plans not approved by security holders (5)	292,852		$49.96	(3)	261,935	(6)

Total	1,373,455		$49.96	(3)	1,694,737

(1)	Represents the 2010 SAIP, the 2000 SAIP and the 2000 Stock Option Plan for Non-Employee Directors. The 2010 SAIP and the 2000 SAIP provide for the award of stock options, RSUs and other equity-based awards.

(2)	Includes options, RSUs, SSARs, the number of shares to be issued under the 2011-2013 LTIP cycle based on actual performance, and the maximum number of shares that may be issued under the 2012-2014 and 2013-2015 LTIP cycles if the performance conditions for each of those cycles are satisfied at the maximum level. The number of SSARs that may be issued upon exercise was calculated by dividing (i) the product of (a) the excess of the closing market price of our common stock on the last trading day of 2013 over the exercise price, and (b) the number of SSARs outstanding by (ii) the closing market price on the last trading day of 2013. Excludes outstanding shares of PRS under the 2010 SAIP and 2000 SAIP.

(3)	Weighted average exercise price of outstanding options and SSARs. Excludes RSUs, shares credited to accounts of participants in the DCP and shares that may be issued under the 2012-2014 and 2013-2015 LTIP cycles.

(4)	Does not include 149,542 equity awards outstanding as of December 31, 2013 under the 2000 SAIP. As approved by shareholders at the annual meeting held on April 27, 2010, shares authorized under the 2000 SAIP and 2000 Supplemental Plan, but not used under those plans for any reason, are added to shares available for awards under the 2010 SAIP. As a result, any outstanding grants under either of those plans that are cancelled will become available for grant under the 2010 SAIP.

(5)	We currently have two equity compensation plans that have not been approved by our shareholders: (i) the DCP, which is described on page 59 and (ii) a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director. Although we are no longer granting these annual 1,000 share stock awards to directors, the pool of shares remains authorized. The 2000 Supplemental Plan was not approved by our shareholders. As of April 27, 2010, no new awards have been granted under this plan, and as of December 31, 2013, no awards remained outstanding under the 2000 Supplemental Plan.

(6)	Includes 218,185 shares remaining available for issuance under the DCP and 43,750 shares remaining available for issuance from a pool of shares that may be used for annual awards of 1,000 shares to each non-employee director.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by our NEOs at December 31, 2013.

2013 Outstanding Equity Awards at Fiscal Year-End

Name	Grant Date	Grant Type(1)	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
Douglas D. Tough	6/2/2010	SSAR	26,714	(3)	—		44.92	6/2/2017
	6/2/2011	PRS							40,560	(4)	3,487,349
	6/2/2011	RSU							4,345	(4)	373,583
	1/31/2012	2012 LTIP							14,056	(5)	1,208,535	18,910	(6)	1,625,882
	5/1/2012	PRS							71,535	(7)	6,150,579
	1/28/2013	2013 LTIP							5,072	(8)	436,091	22,744	(9)	1,955,529
	4/30/2013	PRS							31,092	(10)	2,673,290

Kevin C. Berryman	5/27/2009	RSU							3,281	(11)	282,100
	6/2/2010	SSAR	8,028	(3)	—		44.92	6/2/2017
	6/2/2011	PRS							5,021	(4)	431,706
	6/2/2011	SSAR			12,554	(4)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(4)	269,805
	1/30/2012	2012 LTIP							3,164	(5)	272,041	4,254	(6)	365,759
	5/1/2012	PRS							19,076	(7)	1,640,154
	5/1/2012	SSAR	—		7,948	(7)	60.39	5/1/2019
	1/28/2013	2013LTIP							1,141	(8)	98,103	5,118	(9)	440,046
	4/30/2013	PRS							9,327	(10)	801,935

Nicolas Mirzayantz	6/2/2011	PRS							17,576	(4)	1,511,184
	6/2/2011	RSU							1,883	(4)	161,900
	1/30/2012	2012 LTIP							3,164	(5)	272,041	4,254	(6)	365,759
	5/1/2012	PRS							19,870	(7)	1,708,423
	1/28/2013	2013 LTIP							1,141	(8)	98,103	5,118	(9)	440,046
	4/30/2013	PRS							9,327	(10)	801,935

Hernan Vaisman	6/2/2011	SSAR	—		20,923	(4)	62.13	6/2/2018
	6/2/2011	RSU							3,138	(4)	269,805
	1/30/2012	2012 LTIP							3,164	(5)	272,041	4,254	(6)	365,759
	5/1/2012	SSAR	—		19,870	(7)	60.39	5/1/2019
	5/1/2012	RSU							2,980	(7)	256,220
	1/28/2013	2013 LTIP							1,141	(8)	98,103	5,118	(9)	440,046
	4/30/2013	PRS							7,773	(10)	668,323

Anne Chwat	5/3/2011	RSU							3,171	(12)	272,643
	6/2/2011	PRS							13,520	(4)	1,162,450
	1/30/2012	2012 LTIP							1,897	(5)	163,104	2,554	(6)	219,593
	5/1/2012	PRS							13,909	(7)	1,195,896
	1/28/2013	2013 LTIP							708	(8)	60,874	3,172	(9)	272,729
	4/30/2013	PRS							6,607	(10)	568,070

(1)	2012 LTIP = 2012-2014 Long-Term Incentive Plan Cycle
2013 LTIP = 2013-2015 Long-Term Incentive Plan Cycle
PRS = Purchased Restricted Stock
RSU = Restricted Stock Unit
SSAR = Stock Settled Appreciation Right

(2)	The market value was determined based on the closing price of our common stock on December 31, 2013. For PRS awards, the amounts in this column do not reflect the purchase price paid by the NEO for PRS shares under the ECP as described in the Compensation Discussion and Analysis.

(3)	This award vested on April 2, 2013. This is the amount of unexercised SSARs.

(4)	This award vests on April 2, 2014.

(5)	This amount represents the number of shares of stock that have been credited for the 2012 and 2013 segments of the 2012-2014 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(6)

This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining two open segments of the 2012-2014 LTIP cycle.

Shares earned during any segment of the 2012-2014 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(7)	This award vests on April 1, 2015.

(8)	This amount represents the number of shares of stock that have been credited for the 2013 segment of the 2013-2015 LTIP cycle. These shares will remain unvested until the completion of the full three-year LTIP cycle.

(9)	This amount represents the maximum number of shares of stock that remain subject to the achievement of specified performance objectives over the remaining three open segments of the 2013-2015 LTIP cycle. Shares earned during any segment of the 2013-2015 LTIP cycle will remain unvested until the completion of the full three-year cycle.

(10)	This award vests on March 31, 2016.

(11)	This amount represents the unvested portion of a grant that was made in connection with Mr. Berryman’s commencement of employment in 2009. This grant vests 20% per year on each of the first, second, third, fourth and fifth anniversaries of the grant date.

(12)	This award was approved by our Compensation Committee in connection with Ms. Chwat’s commencement of employment, and vests on May 3, 2014.

Option Exercises and Stock Vested

The following table provides information regarding exercises of options and SSARs and stock vested during 2013 for each of our NEOs.

2013 Option Exercises and Stock Vested

		Option Awards		Stock Awards
Name	Type of Award(1)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Type of Award(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Douglas D. Tough				RSU (2)	10,017	754,280
				PRS (2)(3)	24,042	1,270,379
				2011 LTIP (4)	18,885	1,623,732

Kevin C. Berryman	SSAR	26,000 (5)	983,060	RSU (6)	3,281	268,976
	SSAR	5,000 (7)	220,500	PRS (2)(3)	22,439	1,185,677
	SSAR	4,486 (8)	227,126	2011 LTIP (4)(9)	4,250	365,415
	SSAR	8,000 (10)	340,720

Nicolas Mirzayantz	SSAR	5,546 (11)	175,309	PRS (2)(3)	26,645	1,355,082
	SSAR	10,685 (12)	452,189	2011 LTIP (4)	4,250	365,415

Hernan Vaisman	SSAR	26,714 (13)	1,033,298	RSU (2)	4,007	301,727
				2011 LTIP (4)	4,250	365,415

Anne Chwat				2011 LTIP (4)	2,550	219,249

(1)	RSU = Restricted Stock Unit
PRS = Purchased Restricted Stock
2011 LTIP = 2011-2013 Long-Term Incentive Plan Cycle
SSAR = Stock Settled Appreciation Right

(2)	The award represented in this row was granted in 2010 under the ECP and vested on April 2, 2013. The value realized is based on the closing price of our common stock on the vesting date ($75.20).

(3)	The amounts set forth in this table as the value realized attributable to vested PRS is the product of (a) the number of vested shares of PRS and (b) the closing price of our common stock on the vesting date, less the aggregate amount paid by the executive to purchase the PRS. Without taking into account the amount paid by the respective executive for his or her PRS shares, the value realized on vesting in the Value Realized on Vesting column attributable to PRS for this executive would be: Mr. Tough - $1,810,363; Mr. Berryman - $1,689,657; and Mr. Mirzayantz - $1,931,069.

(4)	The award represented in this row is the equity portion of the 2011-2013 LTIP award, for which performance was completed on December 31, 2013. The number of shares represents the actual number of shares that will be issued to the participant in March 2014, as determined by the Board of Directors in January 2014. The value realized is based on the number of shares and the closing market price of a share of our common stock on December 31, 2013 ($85.98); however, the actual value realized may vary depending on the closing market price of a share of our common stock on the payout date.

(5)	The award represented in this row was granted in 2009 under the ECP and vested on March 27, 2012. The value realized is based on the difference between the exercise price ($36.07) and the closing price of our common stock ($73.88) on the exercise date of February 15, 2013.

(6)	A grant of 16,404 RSUs was made in connection with Mr. Berryman’s commencement of employment in 2009. 20% of this grant vests on each of the first, second, third, fourth and fifth anniversaries of the grant date. The portion of the award that vested in 2013 is represented in this row. The value is based on the closing stock price ($81.98) on the vesting date. Mr. Berryman deferred these shares under our DCP described in this proxy statement under the heading “Non-Qualified Deferred Compensation.” Dividend equivalents are credited on vested deferred RSU shares. The actual realized value will depend upon the closing price of our common stock on the date the shares are issued to Mr. Berryman.

(7)	The award represented in this row was granted in 2009 under the ECP and vested on March 27, 2012. The value realized is based on the difference between the exercise price ($36.07) and the closing price of our common stock ($80.17) on the exercise date of May 10, 2013.

(8)	The award represented in this row was granted in 2009 under the ECP and vested on March 27, 2012. The value realized is based on the difference between the exercise price ($36.07) and the closing price of our common stock ($86.70) on the exercise date of November 6, 2013.

(9)	The award represented in this row shares vested on January 28, 2013 and was deferred by Mr. Berryman.

(10)	The award represented in this row was granted in 2010 under the ECP and vested on April 2, 2013. The value realized is based on the difference between the exercise price ($44.92) and the closing price of our common stock ($87.51) on the exercise date of November 12, 2013.

(11)	The award represented in this row was granted in 2008 under the ECP and vested on May 6, 2011. The value realized is based on the difference between the exercise price ($42.19) and the closing price of our common stock ($73.80) on the exercise date of February 14, 2013.

(12)	The award represented in this row was granted in 2010 under the ECP and vested on April 2, 2013. The value realized is based on the difference between the exercise price ($44.92) and the closing price of our common stock ($87.24) on the exercise date of November 11, 2013.

(13)	The award represented in this row was granted in 2010 under the ECP and vested on April 2, 2013. The value realized is based on the difference between the exercise price ($44.92) and the closing price of our common stock ($83.60) on the exercise date of August 13, 2013.

Pension Benefits

We provide a defined benefit pension plan (the “U.S. Pension Plan”) to eligible United States-based employees hired before January 1, 2006. Of our NEOs, only Mr. Mirzayantz currently participates in the U.S. Pension Plan. U.S. employees hired on or after January 1, 2006, including all of our other NEOs, are not eligible to participate in the U.S. Pension Plan. We pay the full cost of providing benefits under the U.S. Pension Plan.

Compensation and service earned after December 31, 2007 are not taken into account in determining an employee’s benefit under the U.S. Pension Plan except for employees whose combined age and years of service equaled or exceeded 70 as of December 31, 2007. As Mr. Mirzayantz did not satisfy this requirement, Mr. Mirzayantz had his benefit frozen as of December 31, 2007.

The monthly pension benefit is equal to the number of years of credited service as of December 31, 2013 times the difference between (a) 1.7% times final average compensation, and (b) 1.25% times the social security amount. Final average compensation for purposes of the U.S. Pension Plan is the average of the five consecutive years of compensation during the last ten years before December 31, 2007 that produce the highest average. The term “compensation” means the basic rate of monthly salary (as of April 1 each year) plus 1/12 of any AIP cash award received for the preceding year, reduced by any compensation deferred under our DCP. The normal retirement age under the U.S. Pension Plan is age 65.

Various provisions of the Internal Revenue Code of 1986, as amended (“IRC”) limit the amount of compensation used in determining benefits payable under our U.S. Pension Plan. We established a non-qualified Supplemental Retirement Plan to pay that part of the pension benefit that, because of these IRC limitations, cannot be paid under the U.S. Pension Plan to our U.S. senior executives. For purposes of the Supplemental Retirement Plan, “compensation” includes any salary and AIP amounts, including amounts deferred under our DCP.

Employees with at least 10 years of service are eligible for early retirement under the U.S. Pension Plan and the Supplemental Retirement Plan beginning at age 55. The benefit at early retirement is an unreduced benefit payable at age 62 or a reduced benefit (4% per year) if paid prior to age 62.

The following table provides information for Mr. Mirzayantz regarding our U.S. Pension Plan and Supplemental Retirement Plan. The present value of accumulated benefits payable under each of our retirement plans was determined using the following assumptions: an interest rate of 4.1%; the RP-2000 Healthy Participant Male/Female Mortality with projections of mortality improvements; 80% of participants are married with a spouse four years younger and are receiving a 50% joint and survivor annuity and 20% of participants are unmarried and are receiving a straight life annuity with a five-year guarantee. Additional information regarding the valuation method and material assumptions used to determine the accumulated benefits reported in the table is presented in Note 13 to our consolidated financial statements included in our 2013 Annual Report. The information provided in the columns other than the Payments During Last Fiscal Year column is presented as of December 31, 2013, the measurement date used for financial statement reporting purposes with respect to our audited financial statements for the fiscal year ended December 31, 2013.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefits Assuming Retirement Age of 62 ($)(1)	Present Value of Accumulated Benefits Assuming Retirement Age of 65 ($)(2)	Payments During Last Fiscal Year ($)
Nicolas Mirzayantz (3)	U.S. Pension Plan	16.23	430,539	349,381	—
	Supplemental Retirement Plan	16.23	686,023	556,706	—

			1,116,562	906,087

(1)	The amounts in this column assume benefit commencement at unreduced early retirement at age 62 (with at least 10 years of credited service) and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(2)	The amounts in this column assume benefit commencement at normal retirement at age 65 and otherwise were determined using interest rate, mortality and payment distribution assumptions consistent with those used in our financial statements.

(3)	Benefits for Mr. Mirzayantz under the U.S. Pension Plan and Supplemental Retirement Plan were frozen as of December 31, 2007 because his age and service as of December 31, 2007 did not equal or exceed 70.

Non-Qualified Deferred Compensation

We offer our executive officers and other senior employees based in the United States an opportunity to defer compensation under our non-qualified deferred compensation plan, or DCP. The DCP allows these employees to defer salary, annual and long-term incentive awards and receipt of stock under some equity awards. There is no limit on the amount of compensation that a participant may elect to defer. Subject to certain limitations on the number of installments and periods over which installments will be paid, participants in the DCP elect the timing and number of installments as to which the participant’s DCP account will be settled. Deferred cash compensation may be treated at the election of the participant as invested in (i) a variety of equity and debt mutual funds offered by The Vanguard Group, which administers the DCP, or (ii) a fund valued by reference to the value of our common stock with dividends reinvested (the “IFF Stock Fund”), or (iii) an interest-bearing account. Except for deferrals into the IFF Stock Fund, the participant may generally change his or her choice of funds at any time. For the interest-bearing account, our Compensation Committee establishes an interest rate each year which we intend to be equal to 120% of the applicable federal long-term interest rate. For 2013 this interest rate was 2.86% and for 2014 this interest rate is 3.93%.

We make matching contributions under the DCP to make up for tax limitations on our matching contributions under our Retirement Investment Fund Plan, a 401(k) plan. The 401(k) plan provides for matching contributions at a rate of $1.00 for each dollar of contribution up to 4% of a participant’s salary plus $0.75 for each dollar of contribution above 4% up to 8% of a participant’s salary.

Tax rules limit the amount of the Company match under the 401(k) plan for our senior executives. The DCP matching contribution reflects the amount of the matching contribution which is limited by the tax laws. The same requirements under the 401(k) plan for matching, including vesting, apply to matching contributions under the DCP. These matching contributions automatically vest once a participant completes three years of service with our Company.

The DCP gives participants an incentive to defer compensation into the IFF Stock Fund by granting a 25% premium, credited in additional deferred stock, on all cash compensation deferred into the stock fund contingent upon the participant remaining employed by the Company (other than for retirement) for the full calendar year following the year when such credit was made. If the participant withdraws any deferred stock within one year of a deferral, any premium shares credited will be forfeited. Vesting of the premium deferred stock accelerates upon a change in control. RSUs granted under our equity compensation plans may also be deferred upon vesting, but no premium is added.

The following table provides information for our NEOs regarding participation in our DCP.

2013 Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)		Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Douglas D. Tough	—		0	441,832	—	2,121,400
Kevin C. Berryman	1,248,445	(3)	18,900	512,618	—	2,877,592
Nicolas Mirzayantz	—		—	224,960	—	1,185,620
Hernan Vaisman	42,000	(4)	18,900	142,605	—	675,812
Anne Chwat	223,952	(5)	45,193	105,793	—	863,114

(1)	The amounts in this column are included in the All Other Compensation column for 2013 in the Summary Compensation Table, and represent employer contributions credited to the participant’s account during 2013, as well as certain contributions credited in the first quarter of 2014 related to compensation earned in 2013.

(2)	If a person was a NEO in previous years’ proxy statements, this amount includes amounts that were included as compensation previously reported for that person in the Summary Compensation Table for those previous years. Of the totals in this column, the following amounts were reported as compensation in the Summary Compensation Table for 2006: Mr. Mirzayantz — $87,985; for 2007: Mr. Mirzayantz — $160,010; for 2008: Mr. Mirzayantz — $63,269; Mr. Vaisman — $40,371; for 2009: Mr. Berryman — $52,186; Mr. Mirzayantz — $31,228; Mr. Vaisman — $69,574; for 2010: Mr. Tough — $774,993; Mr. Berryman — $98,501; Mr. Mirzayantz — $243,228; Mr. Vaisman — $68,816; for 2011: Mr. Tough — $559,028; Mr. Berryman — $91,063; Mr. Mirzayantz — $45,600; Mr. Vaisman — $364,913; and Ms. Chwat — $316,928; and for 2012: Mr. Tough — $1,924,788; Mr. Berryman — $575,586; Mr. Mirzayantz — $516,144; Mr. Vaisman — $572,183; and Ms. Chwat — $398,970.

(3)	Of this amount, $42,000 is included in the Salary column for 2013 in the Summary Compensation Table. Of this amount, $258,051 is the value of Mr. Berryman’s deferred RSUs granted in 2009, based on the market price of a share of our common stock on the date the shares were deposited into his deferral account in 2013. These deferred RSUs are included in the 2013 Option Exercises and Stock Vested Table with a value of $268,976 based on the closing market price of a share of our common stock on the vesting date. In addition, of this amount: (i) $611,176 is the value of deferred shares issued in 2013 upon the completion of the 2010-2012 LTIP cycle, based on the closing market price of a share of our common stock on the date the shares were deposited into his deferral account, which shares were previously reported in the 2012 Option Exercises and Stock Vested Table with a value of $534,117, based on the year-end closing market price of a share of our common stock; and (ii) $337,219 is the value of deferred cash paid in 2013 upon the completion of the 2010-2012 LTIP cycle, which amount was previously reported as earned in each year of the LTIP cycle in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	This amount is included in the Salary column for 2013 in the Summary Compensation Table.

(5)	Of this amount, $138,375 is included in the Salary column for 2013 in the Summary Compensation Table. Ms. Chwat also deferred $85,577 which is a portion of her AIP and was included in the Non-Equity Incentive Plan Compensation column for 2012 in the Summary Compensation Table.

Potential Payments upon Termination and Change in Control

Executive Separation Policy

We provide severance payments and benefits to our NEOs and other senior officers of our Company based on their level under our Executive Separation Policy, or ESP, last amended on February 6, 2014. Executives hired before October 22, 2007, including Messrs. Mirzayantz and Vaisman, were grandfathered and therefore are eligible to receive benefits calculated in accordance with the terms of the plan as in effect prior to December 2010. The Compensation Committee may also agree to vary or provide enhanced benefits to specific executives.

The ESP provides for acceleration of equity, severance payments and benefits in connection with a termination of the executive in certain circumstances, with the value of such benefits varying depending on the nature of the termination and whether the termination occurs prior to or more than two years after a Change in Control (as defined below) or within two years of a Change in Control.

Generally, under the ESP an executive is eligible to receive payments if his or her employment is terminated by us without Cause, as the result of the executive’s retirement, disability or death, or, only in the case of a Change in Control, by the executive for Good Reason.

•

“Cause” means (i) willful and continued failure of the executive to perform substantially his or her duties after demand for performance has been made; (ii) willful engagement by the executive in unauthorized conduct that is known to the executive to be materially detrimental to us, including misconduct that results in material noncompliance with financial reporting requirements; or (iii) willful engagement by the executive in illegal conduct or acts of serious dishonesty which materially adversely affects us.

•

A “Change in Control” (or “CiC”) will be deemed to have occurred when (i) a person or group acquires our stock and becomes a beneficial owner of 50% or more of our outstanding voting power; (ii) board members at January 1, 2010 (as well as generally any new director approved by at least two-thirds of the incumbent directors), cease to be at least a majority of the Board; (iii) immediately following a merger, consolidation, recapitalization or reorganization, either new members constitute a majority of the Board of, or our voting securities outstanding before the event do not represent at least 50% of the voting power in, the surviving entity; or (iv) our shareholders approve a plan of complete liquidation and the liquidation commences, or a sale or disposition of substantially all of our assets (or similar transaction) is completed.

•

“Good Reason” means any of the following: (i) a reduction in the executive’s base salary as in effect before a Change in Control; (ii) our failure to continue a compensation or benefit plan for the executive, unless the plan is replaced by a comparable plan or it ends due to its normal expiration, or other action that materially adversely affects participation in one of these plans; (iii) a change in the executive’s position, level or authority in a way that adversely impacts the executive or assigning the executive responsibilities that are materially inconsistent with his or her prior position; (iv) relocation of the executive’s work assignment by more than 45 miles; or (v) the failure of a successor company to assume our obligations under the ESP. However, “good reason” will exist only if the executive gives us notice within 90 days after occurrence of one of the foregoing events and we fail to correct the matter within 30 days after receipt of such notice.

Severance payment.    If an executive is terminated by us without Cause prior to or more than two years after a CiC, the executive is entitled to receive a severance payment equal to (1) the executive’s base salary at the date of termination plus (2) the executive’s average AIP bonus for the three most recent years, paid in regular installments for 18 months (24 months for Messrs. Mirzayantz and Vaisman) following the termination (or until the executive attains the age 65 if earlier).

AIP.    An executive must generally continue to be employed at the time of payment of an AIP award, except that an executive who is terminated (other than in connection with a CiC or for Cause) is entitled to receive a lump-sum payment of the pro-rated portion of the executive’s AIP award that would have become payable for performance in the year of termination, based on actual performance and paid when such AIP amounts otherwise become payable.

Prorated LTIP and Equity.    An executive receiving benefits under the ESP must generally continue to be employed at the time of payment of an LTIP award or vesting of an equity award, except that an executive who is terminated (other than in connection with a CiC or for Cause) during a three-year LTIP cycle receives a lump-sum payment of the pro-rated payout for service during each segment in that cycle and continued vesting of a pro-rata portion of unvested equity award(s). For LTIP, the Committee may, instead make a good faith estimate of the actual performance achieved through the date of termination and rely on this estimate to determine the prorated portion payable in settlement of such LTIP award.

Benefit continuation.    If an executive is terminated without Cause prior to or more than two years after a CiC, the executive will be entitled to the continuation of medical, dental and insurance benefits for such executive and his or her dependents for a period terminating on the earlier of 18 months (24 months for Messrs. Mirzayantz and Vaisman) following termination of employment, the commencement of eligibility for benefits under a new employer’s welfare benefits plan, or the executive’s attaining age 65.

Impact of termination upon CiC.    Upon the occurrence of a termination by us without Cause or by the executive for Good Reason within two years following a CiC, the executive would be entitled to the following:

•

In lieu of the severance payment described above, the executive would receive a severance payment equal to three times the sum of (i) the executive’s highest annual salary during the five years preceding termination and (ii) the higher of his or her average AIP bonus for the three most recent years or his or her target AIP bonus for the year of termination, payable in a lump-sum;

•	In lieu of the LTIP amount described above, a prorated portion of the target LTIP for the cycles then in progress, payable in a lump sum;

•	In lieu of the AIP amount described above, a prorated portion of the target AIP bonus for the year of termination, payable in a lump sum;

•	Vesting of any stock options or SSARs granted after December 14, 2010 not already vested upon the CiC with the remainder of the option or SSAR term to exercise the executive’s options or SSARs;

•	Vesting of restricted stock and RSU awards granted after December 14, 2010 not already vested upon the CiC and, unless deferred by the executive, settlement of restricted stock and RSU awards;

•

For executives in our Supplemental Retirement Plan, an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period, and full funding of any supplemental pension obligation through a rabbi trust. (Of our NEOs, this provision applies only to Mr. Mirzayantz, as our other NEOs are not eligible to participate in our defined benefit pension plans); and

•	Continuation of medical, dental, disability and life insurance coverage for three years, or until the executive obtains new employment providing similar benefits.

Tax Gross-Up.    For only those executives who were designated as ESP participants prior to March 8, 2010, we will pay a “gross-up” payment for any excise taxes that may be payable by the executive as a result of any termination following a CiC, other than a termination for Cause, except in the limited case where a cut-back of 10% of the severance payments would avoid the excise tax. Executives first designated as ESP participants after March 8, 2010 are not entitled to receive a tax “gross-up” payment. Instead their severance payments would be subject to a “modified cut-back” provision, where severance or other payments to that executive would be reduced if this reduction would produce a better after-tax result for the executive. There would be no reduction, however, if the executive (who would be responsible for any excise tax) would have a better after-tax result without the reduction. Messrs. Berryman, Mirzayantz and Vaisman were each designated as ESP participants prior to March 8, 2010 and are therefore eligible to receive a tax “gross-up” payment, if applicable.

Accelerated vesting of awards upon a CiC.    For awards made prior to December 14, 2010, the ESP provides that, upon a CiC (regardless of whether the employee is subsequently terminated following the CiC), stock options, restricted stock and other equity awards become fully vested and exercisable, and forfeiture and deferral conditions and other restrictions on restricted stock and other equity awards will end, except to the extent waived by the executive and subject to applicable tax rules.

Death, disability or retirement.    The ESP provides for payments if an executive’s termination results from the executive’s death, disability or retirement. In addition to the amounts paid under the ESP, in the event of death, our NEOs would be entitled to payments under our Executive Death Benefit Plan as described in this proxy statement under the heading “Compensation Discussion and Analysis — Executive Death Benefit Plan.” In the event of disability, our NEOs would be entitled to payments under our Disability Insurance Program that applies to salaried employees generally (60% of monthly salary up to a maximum of $15,000 per month).

Participant Obligations for the Protection of Our Business and Clawback.    As a condition of the executive’s right to receive severance payments and benefits, the ESP requires that he or she (i) not compete with us, (ii) not solicit, induce, divert, employ or interfere with or attempt to influence our relationship with any employees or person providing services to the Company and (iii) not interfere with or attempt to influence our relationship with any supplier, customer or other person with whom we do business. In addition, executives must not to disclose confidential, information or engage in willful misconduct or a violation of Company policy that is materially detrimental to us. These restrictions apply while an executive is employed and following a termination of employment during any period in which the executive is receiving severance benefits. The ESP also conditions severance payments and benefits on the executive signing a release and termination agreement, and meeting commitments relating to confidentiality, cooperation in litigation and return of our property.

As discussed above in “Compensation Discussion and Analysis - Clawback Policy,” compensation received under our ESP is subject to our clawback policy if the executive breaches the obligations noted above or any of the other events triggering a clawback, such as a financial misstatement or restatement, occur.

Effect of IRC Section 409A.    The timing of some payments and benefits may be restricted under IRC Section 409A, which regulates deferred compensation. Some amounts payable to our NEOs or other participants under the ESP upon termination may be delayed until six months after termination.

Other Separation Arrangements

Mr. Tough

Details regarding Mr. Tough’s letter agreement dated September 8, 2009 are included in this proxy statement under the heading “Employment Agreements or Arrangements” following the Summary Compensation Table. In addition, under the terms of his letter agreement, Mr. Tough is a participant in our ESP and is entitled to certain payments upon termination as set forth in his letter agreement and in the ESP, as modified by his letter agreement.

If Mr. Tough’s employment is terminated by us without cause (as described below) or by Mr. Tough for good reason (as described below), the severance payment due to Mr. Tough under the ESP will be (1) a lump-sum cash payment of a prorated portion of any AIP bonus that would have been payable for performance in the year of termination, based on actual performance and paid when such AIP amounts otherwise become payable, plus (2) the sum of Mr. Tough’s annual base salary and target AIP amount, payable for 12 months following the termination. Mr. Tough is also entitled to continued participation in our welfare benefit plans for 12 month at active employee rates. Under Mr. Tough’s letter agreement, “cause” means his indictment for or conviction of a felony or any crime involving moral turpitude, dishonesty, fraud, theft or financial impropriety, or any of the events described as “cause” under the ESP as described above; and “good reason” means any of the following (1) any adverse change in his status or position as CEO and Chairman, or any removal from or failure to reappoint him to those positions, (2) any reduction in base salary or AIP target bonus, (3) a requirement to relocate outside the New York City metropolitan area, or (4) any failure of our Company to obtain an agreement from any successor company to our Company’s assets or business to assume and perform the letter agreement.

If such termination occurs in contemplation of or within two years after a CiC (as defined above), the above separation benefits are modified to provide a severance payment of 1.5 times the sum of Mr. Tough’s annual base salary and target AIP amount, payable over 18 months.

If Mr. Tough’s employment terminates on account of death, disability or retirement, he would be entitled to the benefits provided under the ESP. Mr. Tough will not be entitled to any payment (including any tax gross-up) respecting taxes he may owe under IRC Section 4999 (so-called “golden parachute taxes”). The separation benefits payments are subject to Mr. Tough’s delivery to us of an executed general release, resignation from all offices, directorships and fiduciary positions with our Company and continued compliance with restrictive covenants regarding non-competition, non-solicitation, confidentiality, cooperation and non-disparagement. Upon a termination of Mr. Tough’s employment for any reason, the non-competition and non-solicitation covenants continue to apply for one year. If Mr. Tough’s employment terminates prior to a CiC and he fails to comply with the restrictive covenants, the clawback provisions in the ESP apply.

Payments and Benefits Upon a Change in Control and Various Types of Terminations

The following table shows the estimated payments and value of benefits that we would provide to each of our NEOs under the ESP or, in the case of Mr. Tough, his employment agreement, if the triggering events described in the heading of the table had occurred on December 31, 2013. We do not provide any additional benefits to our NEOs upon a voluntary resignation or termination for Cause. Certain assumptions made for purposes of presenting this information and certain amounts not reflected in the table are explained below or in the footnotes to the table.

For all cases, the per share market price of our common stock is assumed to be $85.98, the actual closing price per share on the last trading day of the year, December 31, 2013. In preparing the estimates in this table, we have assumed that any CiC would also constitute a “change in ownership and control” for purposes of the golden parachute excise tax rules. All amounts included in the table are stated in the aggregate, even if the payments will be made on a monthly basis. Except as noted in footnote (7) of the table, these amounts do not include payments and benefits to the extent that they are provided on a non-discriminatory basis to salaried employees generally upon termination of employment. The salary, AIP award and LTIP award otherwise payable to each NEO through December 31, 2013 is included in the Summary Compensation Table. In addition to the amounts set forth in the table below, in the event of a CiC, the aggregate balance held in our DCP for each of our NEOs who participate in that plan will be automatically accelerated and settled within five business days of the CiC, as opposed to the participant’s original deferral election. The amounts that would have been accelerated in the event of a CiC as well as, in all other cases, the amounts each of our NEOs who participate in that plan would have received according to the participant’s original deferral election, are shown in the Aggregate Balance at Fiscal Year-End column of the Non-Qualified Deferred Compensation Table.

Potential Payments upon Termination or Change in Control

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Involuntary or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)
Douglas D. Tough
Salary	$1,200,000		$—	$—	$1,800,000		$—
AIP	1,440,000	(3)	—	—	2,160,000	(4)	—
LTIP(5)	2,000,608		2,000,608	2,000,608	2,000,608		2,000,608
ECP Acceleration (6)	—		9,264,806	9,264,806	9,264,806		9,264,806
Medical Benefits (7)	28,501		—	—	42,752		—
Executive Death Benefit (8)	—		2,400,000	—	—		—
Executive Death Benefit Cost (9)	78,066		—	—	117,099		—
Disability Insurance (10)	—		—	180,000	—		180,000

Total	$4,747,175		$13,665,414	$11,445,414	$15,385,265		$11,445,414

Kevin C. Berryman
Salary	$787,500		$—	$—	$1,575,000		$—
AIP	658,334	(3)	—	—	1,316,667	(4)	—
LTIP (5)	450,137		450,137	450,137	450,137		450,137
ECP Acceleration (6)	—		3,196,526	2,693,724	3,196,526		3,196,526
Medical Benefits (7)	43,134		—	—	86,267		—
Executive Death Benefit (8)	—		1,050,000	—	—		—
Executive Death Benefit Cost (9)	39,099		—	—	78,198		—
Disability Insurance (10)	—		—	180,000	—		180,000
Tax Gross-up (11)	—		—	—	2,133,364		—

Total	1,978,203		$4,696,663	$3,323,861	$8,836,159		$3,826,663

Nicolas Mirzayantz
Salary	$1,020,000		$—	$—	$1,530,000		$—
AIP	839,886	(3)	—	—	1,259,829	(4)	—
LTIP (5)	450,137		450,137	450,137	450,137		450,137
ECP Acceleration (6)	—		3,037,470	3,037,470	3,037,470		3,037,470
Incremental Non-Qualified Pension (12)	—		—	—	857,963		—
Medical Benefits (7)	57,511		—	—	86,267		—
Executive Death Benefit (8)	—		1,020,000	—	—		—
Executive Death Benefit Cost (9)	42,132		—	—	63,198		—
Disability Insurance (10)	—		—	180,000	—		180,000
Tax Gross-up (11)	—		—	—	0		—

Total	$2,409,666		$4,507,607	$3,667,607	$7,284,864		$3,667,607

Hernan Vaisman (13)
Salary	$1,050,000		$—	$—	$1,575,000		$—
AIP	1,014,125	(3)	—	—	1,521,188	(4)	—
LTIP (5)	450,137		450,137	450,137	450,137		450,137
ECP Acceleration (6)	—		2,201,835	1,194,348	2,201,835		2,201,835
Medical Benefits (7)	57,511		—	—	86,267		—
Executive Death Benefit (8)	—		1,050,000	—	—		—
Executive Death Benefit Cost (9)	62,132		—	—	93,198		—
Disability Insurance (10)	—		—	180,000	—		180,000
Tax Gross-up (11)	—		—	—	0		—

Total	$2,633,906		$3,701,972	$1,824,485	$5,927,625		$2,831,972

	Involuntary Termination Not for Cause Prior to or More Than 2 Years After a CiC		Termination due to Death(1)	Separation Due to Retirement or Disability Prior to or More Than 2 Years After a CiC(2)	Involuntary or Good Reason Termination Within 2 Years After a CiC		Separation Due to Retirement or Disability Within 2 Years After a CiC(2)

Anne Chwat
Salary	$697,500		$—	$—	$1,395,000		$—
AIP	302,900	(3)	—	—	837,000	(4)	—
LTIP (5)	273,082		273,082	273,082	273,082		273,082
ECP Acceleration (6)	—		2,359,077	2,359,077	2,359,077		2,359,077
Medical Benefits (7)	43,134		—	—	86,267		—
Executive Death Benefit (8)	—		930,000	—	—		—
Executive Death Benefit Cost (9)	22,625		—	—	57,198		—
Disability Insurance (10)	—		—	180,000	—		180,000

Total	$1,339,240		$3,562,159	$2,812,159	$5,007,624		$2,812,159

(1)	The amounts in this column represent payments made in the event of the death of the executive either prior to, within two years or more than two years after a CiC, assuming a termination date of December 31, 2013. With respect to amounts shown in the AIP row, if the death of an executive occurred within two years of a CiC, this amount may change as it is the prorated amount of the executive’s target bonus in the year of termination.

(2)	Pursuant to the terms of the ESP, an executive who elects to retire after attaining age 62 is entitled to the benefits in this column (less any disability insurance proceeds). Mr. Tough is currently our only executive who would be entitled to receive this benefit upon voluntary retirement.

(3)	This amount represents (i) for Mr. Berryman and Ms. Chwat, 1.5x and (ii) for Messrs. Mirzayantz and Vaisman, 2.0x, the average AIP award paid for performance in the three years preceding the year of the presumed December 31, 2013 termination (i.e., the three years ending December 31, 2012) (or averaged over the lesser number of years during which the executive was eligible for AIP awards) or, if not eligible for an AIP award before 2013 (the presumed year of termination), the executive’s target annual incentive under the AIP for 2013. For Mr. Tough, this amount represents 1.0x his target AIP bonus in the year of termination. This amount does not take into account any actual AIP amounts paid for 2013, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(4)	For each executive other than Mr. Tough, this amount represents 3.0x the greater of: (i) the executive’s average annual incentive award paid for performance in the three years preceding the year of the presumed December 31, 2013 termination (i.e., the three years ending December 31, 2012) under the AIP (or averaged over the lesser number of years during which the executive was eligible for AIP awards); or (ii) the executive’s target annual incentive for the presumed year of termination (2013). For Mr. Tough, this amount represents 1.5x his target AIP bonus in the year of termination. This amount does not take into account any actual AIP amounts paid for 2013, which are set forth in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(5)	The amounts in this row are the additional LTIP amounts that would be payable as severance with respect to the 2012-2014 and 2013-2015 LTIP cycles that would be paid in cash, based on prorated target LTIP for the relevant LTIP cycles in progress. Prorated amounts are based on the number of days worked in each performance period divided by the total number of days in each performance period for each relevant LTIP cycle. This amount does not take into account the actual amounts paid out under the completed 2011-2013 LTIP cycle, which are discussed in the narrative following the Grants of Plan-Based Award Table under the heading “Long-Term Incentive Plan.”

(6)	For termination due to death or disability more than two years prior to a CiC, the amounts in this row represent the aggregate value of RSU and PRS awards which would immediately vest upon occurrence of the termination event. For termination events within two years after a CiC, the amounts in this row represent the aggregate in-the-money value of the options, SSARs, RSUs, PRS and other equity awards which would become vested as a direct result of the CiC before the stated vesting date specified in the applicable equity award document. For grants prior to 2010, these amounts would be payable upon a CiC, even if the executive’s employment is not terminated. The stated vesting date in the equity award document is the date at which an award would have been vested if there were not a CiC and if there were not any termination of the executive’s employment. The calculation of these amounts does not attribute any additional value to options based on their remaining exercise term and does not discount the value of awards based on the portion of the vesting period elapsed at the date of the CiC. These amounts also do not include any value for equity awards that, by their terms, are not accelerated and continue to vest.

(7)	Amounts in this row are the COBRA costs of medical and dental benefits for the covered period based on assumptions used for financial reporting purposes. Although our medical and dental insurance is generally available to our employees, only participants in our ESP, including our NEOs, would be entitled to have the benefits paid for by our Company.

(8)	The amounts in this row are the amounts that would be payable under our Executive Death Benefit Plan upon the death of the NEO.

(9)	The amounts in this row are the costs that we would incur to continue the Executive Death Benefit Plan for the NEO.

(10)	The amounts in this row are the amounts that would be payable under our disability insurance program upon the NEO’s separation from employment due to long-term disability. This program is generally available to salaried employees.

(11)	For purposes of computing this “gross-up,” we include the present value of all accelerated equity awards. We would not be entitled to claim tax deductions for a portion of the compensation paid in connection with “gross-up” payments. No tax gross-up was triggered for Messrs. Mirzayantz or Vaisman. We estimate our federal income tax payable on the non-deductible portion of compensation to Mr. Berryman would be $2,826,847.

(12)	Mr. Mirzayantz is the only NEO who is eligible to participate in the Supplemental Retirement Plan. The amounts in this row represent (i) the incremental increase in the present value of his pension benefit reflecting an additional three years’ credit of age and compensation for pension calculation purposes, with the assumption that annual compensation would have continued at current rates during the additional period and (ii) the value of subsidized early commencement of pension benefits prior to age 62. The regular pension benefits that Mr. Mirzayantz, our only eligible NEO, would receive under the normal terms of our U.S. Pension Plan and Supplemental Retirement Plan are shown in the Present Value of Accumulated Benefit Assuming Retirement Age of 65 column of the Pension Benefits Table. The timing and form of payments which may be made under these plans are described in the accompanying narrative to that table.

(13)	In February 2014, Mr. Vaisman announced his intention to retire effective April 1, 2014.

X. OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports with the SEC relating to their common stock ownership and changes in such ownership, and to furnish us with copies of all Section 16(a) forms they file. Based on a review of our records and certain written representations received from our executive officers and directors, we believe that during the year ended December 31, 2013, all Section 16(a) filing requirements applicable to directors, executive officers and greater than 10% shareholders were complied with on a timely basis.

Proxy Solicitation Costs

We will pay the entire cost of soliciting proxies. In addition to solicitation by mail, proxies may be solicited on our behalf by directors, officers or employees in person, by telephone, by facsimile or by electronic mail. We have retained Georgeson Inc. to assist in proxy solicitation for a fee of $8,500 plus expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for their costs in sending proxy materials to the beneficial owners of our common stock.

Shareholder Proposals

In order for a shareholder proposal or proposed director nomination to be considered for inclusion in our proxy materials for next year’s annual meeting of shareholders, the Secretary of our Company must receive the written proposal no later than November 26, 2014. Under Article I, Section 3 of our By-laws, in order for a shareholder to submit a proposal or to nominate any director at next year’s annual meeting of shareholders, the shareholder must give written notice to the Secretary of our Company not less than 90 days nor more than 120 days prior to the anniversary date of this year’s annual meeting of shareholders provided next year’s annual meeting is called for on a date that is within 30 days before or after such anniversary date. Assuming that next year’s annual meeting is held on schedule, we must receive written notice of your intention to introduce a nomination or other item of business at that meeting between January 13, 2015 and February 12, 2015. The notice must also meet all other requirements contained in our By-laws, including the requirement to contain specified information about the proposed business or the director nominee and the shareholder making the proposal.

As of the date of this proxy statement, we do not know of any matters to be presented at the 2014 Annual Meeting other than those described in this proxy statement. If any other matters should properly come before the meeting, proxies in the enclosed form will be voted on those matters in accordance with the judgment of the person or persons voting the proxies, unless otherwise specified.

Shareholder Communications

Shareholders and other parties interested in communicating directly with the Lead Director, the non-management directors as a group or all directors as a group may do so by writing to the Lead Director or the non-management directors or the Board of Directors, in each case, c/o Secretary, International Flavors & Fragrances Inc., 521 West 57th Street, New York, New York 10019. All communications should include the name, address, telephone number and email address (if any) of the person submitting the communication and indicate whether the person is a shareholder of our Company.

The Board has approved a process for handling correspondence received by our Company on behalf of a non-management director or directors as a group. Under that process, the General Counsel reviews all such correspondence and maintains a log of and forwards to the appropriate Board member, correspondence that is relevant to (i) the functions of the Board or committees thereof or (ii) other significant matters involving our Company. The General Counsel may screen frivolous or unlawful communications and commercial advertisements. Directors may review the log maintained by the General Counsel at any time.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our internal auditor and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Electronic Delivery

This year we again have elected to take advantage of the SEC’s rule that allows us to furnish proxy materials to you online. We believe electronic delivery will expedite shareholders’ receipt of materials, while lowering costs and reducing the environmental impact of our 2014 Annual Meeting by reducing printing and mailing of full sets of materials. We mailed the Notice containing instructions on how to access our proxy statement and annual report online on or about March 26, 2014. If you would like to receive a paper copy of the proxy materials, the Notice contains instructions on how to receive a paper copy.

Householding

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of our Notice, unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of the Notice, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of the Notice for your household, please contact Broadridge Financial Solutions, by calling 1-800-542-1061, or by forwarding a written request addressed to Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717.

If you participate in householding and wish to receive a separate copy of the Notice, or if you do not wish to participate in householding and prefer to receive separate copies of the Notice in the future, please contact Broadridge Financial Solutions as indicated above. Beneficial shareholders can request information about householding from their nominee.

Available Information

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the 2013 Annual Report as filed with the SEC, including the financial statements and schedules thereto, but not the exhibits. In addition, such report is available, free of charge, through the Investors — SEC Filings link on our internet website at, www.iff.com. A request for a copy of such report should be directed to International Flavors & Fragrances Inc., 521 West 57th Street, New York, NY 10019, Attention: Investor Relations. A copy of any exhibit to the Form 10-K for the year ended December 31, 2013 will be forwarded following receipt of a written request with respect thereto addressed to Investor Relations.

Exhibit A

GAAP to Non-GAAP Reconciliations

(Amounts in thousands except per share amounts)

OPERATING PROFIT

(IN THOUSANDS)	2011	2012	2013

As Reported Operating Profit	427,729	486,618	516,339
Restructuring and Other Charges	13,172	1,668	7,401
Operational Improvement Initiative Costs	-	-	3,672
Spanish Tax Charges	-	-	13,011
Patent Litigation Settlement	33,495	-	-
Adjusted Operating Profit	474,396	488,286	540,423

Sales	2,788,018	2,821,446	2,952,896

Adjusted Operating Profit Margin	17.0%	17.3%	18.3%

NET INCOME

(IN THOUSANDS)	2011	2012	2013

As Reported Net Income	266,866	254,134	353,544
Restructuring and Other Charges, After Tax	9,444	1,047	4,811
Operational Improvement Initiative Costs, After Tax	-	-	2,781
Spanish Tax Charges, After Tax	-	-	15,338
Gain on Asset Sale, After Tax	-	-	(8,522)
Spanish Tax Settlement	-	72,362	-
Patent Litigation Settlement, After Tax	29,846	-	-

Adjusted Net Income	306,156	327,543	367,952

EARNINGS PER SHARE (EPS)

(PER SHARE DATA)	2011	2012	2013

As Reported EPS	3.26	3.09	4.29
Restructuring and Other Charges, After Tax	0.11	0.01	0.06
Operational Improvement Initiative Costs, After Tax	-	-	0.03
Spanish Tax Charges, After Tax	-	-	0.19
Gain on Asset Sale, After Tax	-	-	(0.10)
Spanish Tax Settlement	-	0.88	-
Patent Ligation Settlement, After Tax	0.36	-	-

Adjusted EPS	3.74 (1)	3.98	4.46 (1)

(1)	The sum of Reported EPS plus the per share effects of items added back to reconcile to Adjusted EPS may not equal the total Adjusted EPS due to rounding differences.

EXHIBIT A (continued)

Local currency sales growth is calculated by translating prior year sales at the exchange rates used for the corresponding 2013 period.

RETURN ON AVERAGE INVESTED CAPITAL

	2010	2011	2012	2013

Adjusted Net Income		306,156	327,543	367,952

Debt	921,567	894,936	1,031,175	932,814
Deferred gain on interest rate swaps	(12,897)	(10,965)	(9,028)	(7,094)
Cash and cash equivalents	(131,332)	(88,279)	(324,422)	(405,505)

Net Debt	777,338	795,692	697,725	520,215
Equity	1,003,155	1,107,407	1,252,555	1,467,051

Total Invested Capital	1,780,493	1,903,099	1,950,280	1,987,266

Restructuring and Other Charges, After Tax	8,928	9,444	1,047	4,811
Operational Improvement Initiative Costs, After Tax	-	-	-	2,781
Spanish Tax Charges, After Tax	-	-	-	15,338
Gain on Asset Sale, After Tax	-	-	-	(8,522)
Spanish Tax Settlement	-	-	72,362	-
Patent Litigation Settlement, After Tax	-	29,846	-	-

	8,928	39,290	73,409	14,408

Adjusted Total Invested Capital	1,789,421	1,942,389	2,023,689	2,001,674

Adjusted Return on Average Invested Capital*		16.4%	16.5%	18.3%

*  Return on Average Invested Capital - As Adjusted, is defined as Adjusted Net Income divided by the two-year average of Adjusted Invested Capital. Adjusted Invested Capital is defined as net debt plus total stockholders’ equity adjusted for the impact of Restructuring and Other Charges, Operational Improvement Initiative Costs, Spanish Tax Charges, the Gain on Asset Sale, the Spanish Tax Settlement, and the Patent Litigation Settlement.

INTERNATIONAL FLAVORS & FRAGRANCES INC. 521 WEST 57TH STREET NEW YORK, NY 10019	VOTE BY INTERNET - www.proxyvote.com
Use the internet to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you access the web site and follow the instructions.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by International Flavors & Fragrances Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until the date and time indicated on the reverse side. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717 by the date and time indicated on the reverse side.

VOTE IN PERSON
You may vote your shares in person by attending the Annual Meeting.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
	M68711-P49308	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

INTERNATIONAL FLAVORS & FRAGRANCES INC.
The Board of Directors recommends you vote FOR Proposals 1, 2 and 3.
1.	Election of Directors
	Nominees:		For	Against	Abstain
	1a.	Marcello V. Bottoli	☐	☐	☐
	1b.	Dr. Linda B. Buck	☐	☐	☐			For	Against	Abstain
	1c.	J. Michael Cook	☐	☐	☐	1j.	Arthur C. Martinez	☐	☐	☐
	1d.	Roger W. Ferguson, Jr.	☐	☐	☐	1k.	Dale F. Morrison	☐	☐	☐
	1e.	Andreas Fibig	☐	☐	☐	1l.	Douglas D. Tough	☐	☐	☐
	1f.	Christina Gold	☐	☐	☐	2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2014.	☐	☐	☐
	1g.	Alexandra A. Herzan	☐	☐	☐
	1h.	Henry W. Howell, Jr.	☐	☐	☐	3.	Advisory vote to approve the compensation paid to the Company’s named executive officers in 2013.	☐	☐	☐
	1i.	Katherine M. Hudson	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.					☐	NOTE: Such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting.			☐	☐
			Yes	No

(Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, trustee or guardian, please add your title as such. When signing as joint tenants, all parties in the joint tenancy must sign. If signer is a corporation or partnership, please sign in full corporate or partnership name by duly authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

INTERNATIONAL FLAVORS & FRAGRANCES INC.

ANNUAL MEETING OF SHAREHOLDERS

MAY 13, 2014 AT 10:00 A.M.

INTERNATIONAL FLAVORS & FRAGRANCES INC.

533 WEST 57TH STREET

NEW YORK, NY 10019

ADMITS ONE SHAREHOLDER

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M68712-P49308

INTERNATIONAL FLAVORS & FRAGRANCES INC.

THIS PROXY CARD/VOTING INSTRUCTION FORM IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF SHAREHOLDERS

May 13, 2014

The undersigned hereby appoint(s) each of Messrs. Douglas D. Tough, Kevin C. Berryman and Ms. Anne Chwat as the attorney and proxy of the undersigned, with full power of substitution, to vote the number of shares of stock the undersigned is entitled to vote at the Annual Meeting of Shareholders of International Flavors & Fragrances Inc. to be held at the headquarters of the Company on Tuesday, May 13, 2014 at 10:00 A.M. Eastern Time, and any adjournment(s) or postponement(s) thereof (the “Meeting”).

IF YOU ARE A SHAREHOLDER OF RECORD, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR ITEMS 2 AND 3 AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON MAY 12, 2014.

If you are a participant in the International Flavors & Fragrances Inc. Retirement Investment Fund Plans (the “401(k) Plans”), this proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, the trustee of the 401(k) Plans. This proxy, when properly executed, will be voted as directed by the undersigned on the reverse side. Shares in the 401(k) Plans for which voting instructions are not received by 11:59 P.M. Eastern Time on May 8, 2014, or if no choice is specified, will be voted by the trustee in the same proportion as the shares for which voting instructions are received from other participants in the applicable 401(k) Plan.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD/VOTING INSTRUCTION FORM PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) CONTINUED AND TO BE SIGNED ON REVERSE SIDE